                                                                     EXHIBIT 4.2

                              AMENDED AND RESTATED

                                CREDIT AGREEMENT

                                     among

                                   IPC, INC.

                                  as Borrower,

                                      AND

                           IVEX PACKAGING CORPORATION

                                      AND

                     THE DOMESTIC SUBSIDIARIES OF IPC, INC.

                                 as Guarantors,

                                      AND

                         THE LENDERS IDENTIFIED HEREIN,

                                      AND

                               NATIONSBANK, N.A.

                            as Administrative Agent

                                      AND

                             BANKERS TRUST COMPANY

                             as Documentation Agent

                          DATED AS OF OCTOBER 2, 1997

                               TABLE OF CONTENTS


SECTION 1  DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.1 Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.2 Computation of Time Periods and Other Definitional Provisions. . . . . . . . . . . . . . . . .  25
         1.3 Accounting Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 2  CREDIT FACILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.1 Revolving Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.2 Letter of Credit Subfacility.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.3 Tranche A Term Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         2.4 Tranche B Term Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         2.5 Continuations and Conversions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         2.6 Minimum Amounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

SECTION 3  GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT . . . . . . . . . . . . . . . . . .  39
         3.1 Interest.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         3.2 Place and Manner of Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         3.3 Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         3.4 Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         3.5 Payment in full at Maturity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         3.6 Computations of Interest and Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         3.7 Pro Rata Treatment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         3.8 Sharing of Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         3.9 Capital Adequacy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         3.10 Inability To Determine Interest Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         3.11 Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         3.12 Requirements of Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         3.13 Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         3.14 Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

SECTION 4  GUARANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         4.1 Guaranty of Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         4.2 Obligations Unconditional. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         4.3 Modifications. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         4.4 Waiver of Rights.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         4.5 Reinstatement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         4.6 Remedies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         4.7 Limitation of Guaranty.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         4.8 Rights of Contribution.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

SECTION 5  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         5.1 Closing Conditions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         5.2 Conditions to All Extensions of Credit.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

SECTION 6  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         6.1 Organization and Good Standing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         6.2 Due Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         6.3 No Conflicts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         6.4 Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         6.5 Enforceable Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         6.6 Financial Condition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         6.7 No Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         6.8 Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         6.9 Indebtedness.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         6.10 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         6.11 Material Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         6.12 Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         6.13 Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         6.14 ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         6.15 Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         6.16 Use of Proceeds; Margin Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         6.17 Government Regulation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         6.18 Environmental Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         6.19 Intellectual Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         6.20 Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         6.21 Investments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         6.22 Location of Collateral. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         6.23 No Financing of Corporate Takeovers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         6.24 Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         6.25 Licenses, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         6.26 No Burdensome Restrictions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         6.27 Collateral Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

SECTION 7  AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         7.1 Information Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         7.2 Financial Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         7.3 Preservation of Existence and Franchises.  . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         7.4 Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         7.5 Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         7.6 Payment of Taxes and Other Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         7.7 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         7.8 Maintenance of Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         7.9 Performance of Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         7.10 Collateral. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         7.11 Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

         7.12 Audits/Inspections. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         7.13 Additional Credit Parties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         7.14 Interest Rate Protection Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         7.15 Subordinated Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         7.16 Further Assurances Regarding Landlord Waivers.  . . . . . . . . . . . . . . . . . . . . . . .  81
         7.17 Information Update. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

SECTION 8  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         8.1 Indebtedness.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         8.2 Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         8.3 Nature of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         8.4 Consolidation and Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         8.5 Sale or Lease of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         8.6 Sale Leasebacks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         8.7 Advances, Acquisitions, Investments and Loans. . . . . . . . . . . . . . . . . . . . . . . . .  84
         8.8 Restricted Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         8.9 Transactions with Affiliates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         8.10 Ownership of Borrower.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         8.11 Fiscal Year; Organizational Documents.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         8.12 Subordinated Debt.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         8.13 No Limitations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         8.14 Negative Pledges. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         8.15 Limitation on Foreign Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         8.16 Margin Regulations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

SECTION 9  EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         9.1 Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         9.2 Acceleration; Remedies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
         9.3 Allocation of Payments After Event of Default. . . . . . . . . . . . . . . . . . . . . . . . .  91

SECTION 10  AGENCY PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         10.1 Appointment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         10.2 Delegation of Duties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         10.3 Exculpatory Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         10.4 Reliance on Communications. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
         10.5 Notice of Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
         10.6 Non-Reliance on Agents and Other Lenders. . . . . . . . . . . . . . . . . . . . . . . . . . .  95
         10.7 Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
         10.8 Agents in Their Individual Capacity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         10.9 Successor Agent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96

SECTION 11  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         11.1 Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         11.2 Right of Set-Off. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
         11.3 Benefit of Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97

         11.4 No Waiver; Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100
         11.5 Payment of Expenses; Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . .  100
         11.6 Amendments, Waivers and Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  101
         11.7 Counterparts/Telecopy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
         11.8 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
         11.9 Defaulting Lender.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
         11.10 Survival of Indemnification and Representations and Warranties.  . . . . . . . . . . . . .  103
         11.11 Governing Law; Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  103
         11.12 Waiver of Jury Trial.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
         11.13 Time.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
         11.14 Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
         11.15 Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
         11.16 Entirety.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
         11.17 Binding Effect.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
         11.18 Acknowledgments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  105

SCHEDULES

Schedule 1.1(a)           Commitment Percentages
Schedule 1.1(b)           Existing Letters of Credit
Schedule 5.1(e)(i)        Mortgaged Properties
Schedule 5.1(e)(ii)       Leasehold Mortgaged Properties
Schedule 6.9              Indebtedness
Schedule 6.15             Subsidiaries
Schedule 6.18             Environmental Matters
Schedule 6.19             Intellectual Property
Schedule 6.22(a)          Real Property Locations
Schedule 6.22(b)          Personal Property Locations
Schedule 6.22(c)          Chief Executive Offices
Schedule 7.7              Insurance
Schedule 7.16             Other Leasehold Properties
Schedule 8.2              Liens
Schedule 8.7              Investments
Schedule 8.9              Affiliate Transactions
Schedule 11.1             Notices


EXHIBITS

Exhibit 2.1(b)            Form of Notice of Borrowing
Exhibit 2.1(e)            Form of Revolving Note
Exhibit 2.3(d)            Form of Tranche A Term Note
Exhibit 2.4(d)            Form of New Commitment Agreement
Exhibit 2.4(e)            Form of Tranche B Term Note
Exhibit 2.5               Form of Notice of Continuation/Conversion
Exhibit 7.1(d)            Form of Officer's Certificate
Exhibit 7.13              Form of Joinder Agreement
Exhibit 11.3              Form of Assignment Agreement

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

         THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Credit Agreement"), is entered into as of October 2, 1997 among IPC, INC., a Delaware corporation ("Borrower"), IVEX PACKAGING CORPORATION, a Delaware corporation ("Holdings"), each of Borrower's Domestic Subsidiaries (the Borrower's Domestic Subsidiaries, together with Holdings, individually a "Guarantor" and collectively the "Guarantors"), the Lenders (as defined herein), NATIONSBANK, N.A., as Administrative Agent for the Lenders and BANKERS TRUST COMPANY, as Documentation Agent for the Lenders.

                                    RECITALS

         WHEREAS, the Borrower, the Guarantors, the lenders party thereto and NationsBank, N.A., as agent entered into that certain Amended and Restated Credit Agreement dated as of March 24, 1997 which provided a $205 million credit facility to the Borrower (the "Prior Credit Agreement"). The credit facility provided pursuant to the Prior Credit Agreement replaced and refinanced the credit facilities provided to the Borrower by NationsBank, N.A., as agent and certain other lenders pursuant to a credit agreement dated as of December 7, 1995.

         WHEREAS, the Borrower and the Guarantors have requested the Lenders to provide a new amended and restated senior secured credit facility to replace and refinance the credit facility provided pursuant to the Prior Credit Agreement. Specifically, the Borrower and the Guarantors have requested that, among other things, this new amended and restated senior secured credit facility (i) provide up to $475 million of indebtedness to the Borrower and
(ii) extend the final maturity of the credit facilities provided under the Prior Credit Agreement.

         WHEREAS, the Lenders party hereto have agreed to make the requested amended and restated senior secured credit facility available to the Borrower on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   SECTION 1

                        DEFINITIONS AND ACCOUNTING TERMS

         1.1     DEFINITIONS.

         As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

                 "Acadia" means Acadia Partners, L.P., a Delaware limited partnership.

                 "Additional Credit Party" means each Person that becomes a Guarantor after the Closing Date, as provided in Section 7.13.

                 "Adjusted Base Rate" means the Base Rate plus the Applicable Percentage.

                 "Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage.

                 "Administrative Agent" means NationsBank, N.A. (or any successor thereto) or any successor administrative agent appointed pursuant to Section 10.9.

                 "Administrative Agent Fee Letter" means that certain letter agreement dated as of August 5, 1997 between the Administrative Agent and the Borrower, as it may be amended, modified, supplemented or replaced from time to time.

                 "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or
         (ii) to direct or cause direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                 "Agency Services Address" means NationsBank, N.A., NC1-001-15-04, 101 South Tryon Street, Charlotte, North Carolina 28255, Attn: Agency Services, or such other address as may be identified by written notice from the Administrative Agent to the Borrower.

                 "Agents" means the Administrative Agent, the Documentation Agent and the Collateral Agent and any successors and assigns in such capacity.

                 "Agents Fee Letter" means that certain letter agreement dated as of August 5, 1997 among the Agents and the Borrower, as it may be amended, modified, supplemented or replaced from time to time.

                 "Applicable Percentage" means the appropriate applicable percentages corresponding to the Leverage Ratio in effect as of the most recent Calculation Date as shown below:

===========================================================================================================================
                                   Applicable      Applicable
                                   Percentage      Percentage                                Applicable     Applicable
   Pricing                            For           For Base     Applicable    Applicable    Percentage     Percentage
    Level     Leverage Ratio       Eurodollar      Rate Loans    Percentage    Percentage        for         for Base
                                   Loans that       that are     for Letter        For       Eurodollar     Rate Loans
                                 are Revolving     Revolving      of Credit    Commitment    Loans that      that are
                                    Loans or        Loans or        Fees          Fees       are Tranche    Tranche B
                                   Tranche A       Tranche A                                   B Term       Term Loans
                                   Term Loans      Term Loans                                   Loans
===========================================================================================================================
---------------------------------------------------------------------------------------------------------------------------
      I       <  2.75 to 1.0         0.625%            0%          0.625%       0.1875 %       1.500%         0.500%
              -
---------------------------------------------------------------------------------------------------------------------------
      II      <  3.5 to 1.0          0.875%            0%          0.875%        0.250%        1.500%         0.750%
              -
             but > 2.75 to 1.0
---------------------------------------------------------------------------------------------------------------------------
     III       < 4.0  to 1.0         1.125%          0.125%        1.125%        0.250%        1.750%         0.750%
               -
             but > 3.5 to 1.0
---------------------------------------------------------------------------------------------------------------------------
      IV     < 4.5 to 1.0 but        1.375%          0.375%        1.375%        0.250%        1.750%         0.750%
             -
               > 4.0 to 1.0
---------------------------------------------------------------------------------------------------------------------------
      V        > 4.5 to 1.0         1.625%          0.625 %        1.625%        0.375%        2.000%         1.000%
===========================================================================================================================

                 The Applicable Percentage for Base Rate Loans, Eurodollar Loans, the Letter of Credit Fees and the Commitment Fees shall, in each case, be determined and adjusted quarterly on the date (each a "Calculation Date") five Business Days after the date by which the Borrower is required to provide the officer's certificate in accordance with the provisions of Section 7.1(d); provided that the initial Applicable Percentage for Base Rate Loans, Eurodollar Loans, the Letter of Credit Fees and the Commitment Fees shall be based on Pricing Level IV (as shown above) and shall remain at Pricing Level IV until the Calculation Date occurring immediately after March 31, 1998 (unless on any Calculation Date occurring at any time prior to March 31, 1998 the then current Leverage Ratio is greater than 4.5 to 1.0, in which case the Applicable Percentage for Base Rate Loans, Eurodollar Loans, Letter of Credit Fees and Commitment Fees shall be based on Pricing Level V until the next Calculation Date) and, thereafter, the Pricing Level shall be determined by the then current Leverage Ratio; and provided further that if the Borrower fails to provide the officer's certificate required by Section 7.1(d) on or before the most recent Calculation Date, the Applicable Percentage for Base Rate Loans, Eurodollar Loans, the Letter of Credit Fees and the Commitment Fees from such Calculation Date shall be based on Pricing Level V until such time that an appropriate officer's certificate is provided whereupon the Pricing Level shall be determined by the then current Leverage Ratio. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Loans and Letters of Credit as well as any new Loans made or Letters of Credit issued. The Borrower shall promptly deliver to the Administrative Agent at the address set forth on Schedule 11.1 and at the Agency Services Address the information required by Section 7.1(d) in accordance with the terms of Section 7.1(d).

                 "Asset Disposition" means the disposition of any or all of the assets (including without limitation any capital stock of any Subsidiary of such Person) of a Credit Party or any of its Subsidiaries whether by sale, lease, transfer or otherwise, other than transfers of assets permitted by Section 8.5 and other than any losses of assets or destroyed assets permitted by Section 7.7.

                 "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

                 "Bankruptcy Event" has the meaning set forth in Section
         9.1(f).

                 "Base Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of "Federal Funds Rate", the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

                 "Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Base Rate.

                 "Borrower" means IPC, Inc., a Delaware corporation, together with any successors and permitted assigns.

                 "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

                 "Calculation Date" has the meaning set forth in the definition of Applicable Percentage.

                 "Capital Expenditures" means all expenditures of Holdings and its Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Leases.

                 "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

                 "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof

         (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time and demand deposits and certificates of deposit of
         (i) any Lender, (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

                 "Change of Control" means any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act), in each case, other than Acadia and/or Senior Management has become, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 20% or more of the Voting Stock of Holdings on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of Holdings (whether or not such securities are then currently convertible or exercisable); provided that a change of control shall not be deemed to occur upon (a) the acquisition by the direct or indirect partners of Acadia (or their Affiliates) of shares of Holding's Voting Stock pursuant to a distribution made in connection with the winding-up of Acadia or (b) the acquisition of any Voting Stock of Holdings by any Person, the majority of the equity of which is owned by Persons (or their Affiliates) that in the aggregate currently control, or own a majority of the equity of, Acadia.

                 "Closing Date" means the date hereof.

                 "Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

                 "Collateral" means all collateral described in and covered by the Collateral Documents.

                 "Collateral Agent" means NationsBank, N.A. (or any successor thereto) or any successor collateral agent appointed pursuant to
         Section 10.9.

                 "Collateral Documents" means the Security Agreement, the Pledge Agreement, the Mortgage Documents and such other documents executed and delivered by any Credit Party in connection with the attachment and perfection of the Lenders' security interests in the assets of the Credit Parties, including without limitation, UCC financing statements and patent and trademark filings with respect to the Material Intellectual Property.

                 "Commitment Fees" means the fees payable to the Lenders pursuant to Section 3.4(a).

                 "Commitments" means the Revolving Committed Amount, the Tranche A Term Loan Committed Amount and the Tranche B Term Loan Committed Amount.

                 "Credit Documents" means this Credit Agreement, the Notes, any Joinder Agreement, the Collateral Documents, the LOC Documents, and all other related agreements and documents issued or delivered by any Credit Party hereunder or thereunder or pursuant hereto or thereto.

                 "Credit Parties" means the Borrower and the Guarantors and "Credit Party" means any one of them.

                 "Credit Party Obligations" means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lenders) and the Agents, whenever arising, under this Credit Agreement, the Notes, the Collateral Documents or any of the other Credit Documents to which the Borrower or any other Credit Party is a party (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations owing from such Credit Party to any Lender, or any Affiliate of a Lender, arising under Hedging Agreements.

                 "Debt Issuance" means the issuance of any Indebtedness for borrowed money by a Credit Party or any of its Subsidiaries, other than Indebtedness permitted by Section 8.1.

                 "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                 "Defaulting Lender" means, at any time, any Lender that, (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement (but only for so long as such Loan is not made or such Participation Interest is not purchased), (b) has failed to pay to the Agents or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement (but only for so long as such amount has not been repaid) or
         (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

                 "Documentation Agent" means Bankers Trust Company (or any successor thereto) or any successor documentation agent appointed pursuant to Section 10.9.

                 "Dollars" and "$" means dollars in lawful currency of the United States of America.

                 "Domestic Subsidiaries" means all direct and indirect Subsidiaries of Holdings or the Borrower that are domiciled, incorporated or organized under the laws of any state of the United States or the District of Columbia. As of the Closing Date, the Domestic Subsidiaries are as set forth on Schedule 6.15.

                 "EBITDA" means, for any period, with respect to Holdings and its Subsidiaries on a consolidated basis, the sum of (a) Net Income for such period plus (b) an amount which, in the determination of Net Income for such period has been deducted for (i) Interest Expense for such period, (ii) total Federal, state, foreign or other income taxes for such period, (iii) all depreciation, amortization and other non-cash charges for such period, all as determined in accordance with GAAP, (iv) the net loss on the sale or disposition of any real property, and (v) all extraordinary losses, all as determined in accordance with GAAP, less (c) an amount which, in the determination of Net Income for such period has been added for (i) the net gain on the sale or disposition of any real property and (ii) all extraordinary gains, all as determined in accordance with GAAP, plus
         (d) the charges equal to the amount of all transaction costs incurred by Holdings and its Subsidiaries in connection with (A) the initial public offering of the common stock of Holdings, (B) this Credit Agreement, (C) the redemption by Holdings of the Holdings Debentures and (D) the payment by the Borrower of the Subordinated Notes.

                 "Effective Date" means the date on which the conditions set forth in Section 5.1 shall have been fulfilled (or waived in the sole discretion of the Lenders) and on which the initial Loans shall have been made and/or the initial Letters of Credit shall have been issued.

                 "Eligible Assignee" means (a) any Lender or Affiliate or subsidiary of a Lender, (b) any other commercial bank, financial institution, institutional lender or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) and (c) any registered investment company that is not an Affiliate of the Borrower.

                 "Environmental Claim" means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to natural resources, or the environment or health or safety from the release of any Hazardous Materials.

                 "Environmental Laws" means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment,
         (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any release to air, land, surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous federal, state, provincial or local or any similar, implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

                 "Equity Issuance" means any issuance by a Credit Party or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries of shares of its capital stock or other equity interests whether pursuant to the exercise of options (other than stock issued to managers, officers or directors pursuant to stock option plans or equity plans) or warrants or pursuant to the conversion of any debt securities to equity or otherwise.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                 "ERISA Affiliate" means an entity, whether or not incorporated, which is under common control with any Credit Party or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

                 "Eurodollar Loan" means a Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

                 "Eurodollar Rate" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

                 Eurodollar Rate =     London Interbank Offered Rate
                                   -------------------------------------
                                     1 - Eurodollar Reserve Percentage

                 "Eurodollar Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

                 "Event of Default" has the meaning specified in Section 9.1 hereof.

                 "Excess Cash Flow" means, with respect to the Borrower and its Subsidiaries on a consolidated basis, for any fiscal year, an amount equal to (a) EBITDA minus (b) Capital Expenditures and Investments minus (c) cash Interest Expense minus (d) Federal, state and other income taxes actually paid minus (e) Principal Amortization Payment and principal payments under other Indebtedness minus (f) voluntary prepayments made with respect to the Term Loans minus (g) dividends paid to Holdings to redeem Holdings Debentures or as otherwise permitted by this Credit Agreement in accordance with the terms of this Credit Agreement unless such dividends were a result of an increase of the Tranche B Term Loan Committed Amount in accordance with the terms of Section 2.4(d) minus (h) so long as the Term Loans have been paid in full, that portion of any prepayment made with respect to the Revolving Loans to the extent the Revolving Committed Amount is permanently reduced by such prepayment, minus (i) any excess cash flow mandatory prepayment made or required to be made by a Foreign Subsidiary pursuant to any agreement governing the Indebtedness permitted by Section 8.1(j) in each case for such fiscal year.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

                 "Existing Letters of Credit" means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and the date of expiry on Schedule 1.1(b) hereto.

                 "Extension of Credit" means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender) or the issuance of, or participation in, a Letter of Credit by such Lender.

                 "Federal Funds Rate" means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

                 "Fee Letters" means (a) the Agents Fee Letter and (b) the Administrative Agent Fee Letter.

                 "First Tier Foreign Subsidiaries" means, at any date of determination, each Foreign Subsidiary in which any one or more of the Borrower and its Domestic Subsidiaries owns directly more than 50%, in the aggregate, of the Voting Stock of such Foreign Subsidiary.

                 "Fixed Charge Coverage Ratio" means, with respect to Holdings and its Subsidiaries on a consolidated basis, the ratio of (a) EBITDA minus Capital Expenditures to (b) the sum of, without duplication, (i) cash Interest Expense plus (ii) Federal, state and other income taxes paid in cash plus (iii) Scheduled Funded Debt Payments plus (iv) repayments of Holdings Debentures provided such repayments are not made with Tranche B Term Loan advances plus (v) cash interest due on Holdings Debentures, as such ratio shall be calculated from time to time giving effect to the Interim Adjustments.

                 "Foreign Subsidiaries" means all Subsidiaries of a Credit Party that are not Domestic Subsidiaries, including any Subsidiary of a Credit Party incorporated or organized under the laws of Puerto Rico.

                 "Funded Debt" means, without duplication, the sum of (a) all Indebtedness of Holdings and its Subsidiaries for borrowed money, excluding intercompany items, (b) all purchase money Indebtedness of Holdings and its Subsidiaries, (c) the principal portion of all obligations of Holdings and its Subsidiaries under Capital Leases, (d)
         (i) all obligations for unreimbursed draws on letters of credit issued for the account of Holdings or any of its Subsidiaries (other than letters of credit supporting trade payables in the ordinary course of business), and (ii) all obligations, contingent or otherwise, relative to the face amount of banker's acceptances issued for the account of Holdings or any of its Subsidiaries, (e) all Guaranty Obligations of Holdings and its Subsidiaries with respect to Funded Debt of another Person, (f) all Funded Debt of another entity secured by a Lien on any property of Holdings or any of its Subsidiaries but only to the extent of the value of such property, whether or not such Funded Debt has been assumed by Holdings or any of its Subsidiaries, (g) all Funded Debt of any partnership or unincorporated joint venture to the extent Holdings or one of its Subsidiaries is legally obligated, net of any assets of such partnership or joint venture and (h) with respect to Holdings or any of its Subsidiaries (other than the Indebtedness with respect to the Newton Property permitted by Section 8.1(i)) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

                 "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

                 "Governmental Authority" means any Federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.

                 "Guarantor" means Holdings, each of the Domestic Subsidiaries of the Borrower and each Additional Credit Party which has executed a Joinder Agreement, together with their successors and assigns.

                 "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

                 "Hazardous Materials" means any substance, material or waste defined or regulated in or under any Environmental Laws.

                 "Hedging Agreements" means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, in each case, entered into or purchased by a Credit Party.

                 "Holdings" means Ivex Packaging Corporation, a Delaware corporation.

                 "Holdings Debentures" means those certain 13 1/4% Senior Discount Debentures due 2005 issued by Ivex Packaging Corporation f/k/a Ivex Holdings Corporation as of March 8, 1993, as amended through the Closing Date and as further amended, restated, substituted or replaced from time to time in accordance with the terms of this Credit Agreement.

                 "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, including without limitation intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) Capital Leases and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (h) all obligations of such Person in respect of Hedging Agreements, (i) the maximum face amount of all performance and standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due by a fixed date, (k) all other obligations which would be shown as a liability on the balance sheet of such Person and (l) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture in which such Person is legally obligated net of any tangible assets of such partnership or joint venture.

                 "Insignificant Subsidiary" means any Subsidiary of the Borrower that (a) has assets consisting of less than 2.5% of the Total Assets and (b) for the most recent fiscal year of the Borrower, accounted for less than 2.5% of the consolidated revenues of Holdings and its Subsidiaries and (c) is not necessary to the ongoing business of Holdings and its Subsidiaries taken as a whole.

                 "Interest Coverage Ratio" means, with respect to Holdings and its Subsidiaries on a consolidated basis, the ratio of (a) EBITDA to
         (b) cash Interest Expense, as such ratio is calculated from time to time giving effect to the Interim Adjustments.

                 "Interest Expense" means, for any period, with respect to Holdings and its Subsidiaries on a consolidated basis, all interest expense, including the interest component under Capital Leases and Receivables Transactions, as determined in accordance with GAAP.

                 "Interest Payment Date" means (a) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and the Revolving Loan Maturity Date, the Tranche A Term Loan Maturity Date or the Tranche B Term Loan Maturity Date as applicable, and (b) as to Eurodollar Loans, the last day of each applicable Interest Period, or, if earlier, the date such Loans or a portion of such Loans are prepaid and the Revolving Loan Maturity Date, the Tranche A Term Loan Maturity Date or the Tranche B Term Loan Maturity Date, as applicable, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

                 "Interest Period" means, as to Eurodollar Loans, a period of one, two, three or six months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day),
         (b) no Interest Period shall extend beyond the Revolving Loan Maturity Date, the Tranche A Term Loan Maturity Date or the Tranche B Term Loan

         Maturity Date as applicable, (c) with regard to the Term Loans, no Interest Period shall extend beyond any Principal Amortization Payment Date unless the portion of Tranche A Term Loans or Tranche B Term Loans comprised of Base Rate Loans together with the portion of Tranche A Term Loans or Tranche B Term Loans comprised of Eurodollar Loans with Interest Periods expiring prior to the date such Principal Amortization Payment is due, is at least equal to the amount of such Principal Amortization Payment due on such date and (d) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

                 "Interim Adjustments" means that, subsequent to the addition of a New Company, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio and the Leverage Ratio shall be calculated using the adjustments and assumptions set forth below:

                 EBITDA, Capital Expenditures, Interest Expense and Scheduled Funded Debt Payments for any New Company will be calculated commencing after the acquisition of such New Company as follows:

                 (a) for any partial fiscal quarter that occurs immediately subsequent to the addition of the New Company and for the first three full fiscal quarters subsequent to the addition of the New Company, EBITDA, Capital Expenditures, Interest Expense and Scheduled Funded Debt Payments for the New Company, for the quarter ending on such date, shall be multiplied times a ratio equal to (i) 365 divided by (ii) the number of days elapsed since the date of the addition of the New Company until the last day of such quarter; and

                 (b) for the fourth full fiscal quarter subsequent to the addition of the New Company and each fiscal quarter end thereafter, EBITDA, Capital Expenditures, Interest Expense and Scheduled Funded Debt Payments for the New Company shall be the actual amounts for the four quarter period ending on such date.

                 "Investment" means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a Letter of Credit issued on behalf of such Person) incurred for the benefit of such Person.

                 "Issuing Lender" means (a) with respect to certain Existing Letters of Credit, Societe Generale, Southwest Agency and (b) with respect to certain Existing Letters of Credit and any new Letters of Credit, NationsBank, N.A. or any successor Administrative Agent.

                 "Issuing Lender Fees" has the meaning set forth in Section 3.4(b).

                 "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit 7.13.

                 "Leasehold Mortgage" has the meaning set forth in Section
         5.1(e).

                 "Leasehold Mortgaged Properties" has the meaning set forth in
         Section 5.1(e).

                 "Lender" means any of the Persons identified as a "Lender" on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms of Section 11.3, together with their successors and permitted assigns.

                 "Letter of Credit" means (a) any standby or commercial letter of credit issued for the account of the Borrower by an Issuing Lender pursuant to Section 2.2, as such letters of credit may be amended, modified, extended, renewed or replaced and (b) any Existing Letter of Credit.

                 "Letter of Credit Fees" has the meaning assigned to such term in Section 3.4(b).

                 "Leverage Ratio" means, with respect to Holdings and its Subsidiaries on a consolidated basis, the ratio of (a) Funded Debt on such date to (b) EBITDA for the twelve month period ending on such date, as such ratio is calculated from time to time giving effect to Interim Adjustments.

                 "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

                 "Loan" or "Loans" means the Revolving Loans, the Tranche A Term Loans and/or the Tranche B Term Loans (or a portion of any Revolving Loan, the Tranche A Term Loans or the Tranche B Term Loans), individually or collectively, as appropriate.

                 "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

                 "LOC Obligations" means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by an Issuing Lender but not theretofore reimbursed.

                 "LOC Participants" means the Lenders whose Revolving Loan Commitment Percentage is greater than zero.

                 "London Interbank Offered Rate" means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

                 "Management" means any current officer or director of the Borrower.

                 "Mandatory Borrowing" has the meaning set forth in Section 2.2(e).

                 "Margin Stock" means "margin stock" as defined in Regulation U, Regulation X or Regulation G.

                 "Material Adverse Effect" means a material adverse effect, after taking into account applicable insurance, if any, on (a) the operations, financial condition or business or prospects of Holdings and its Subsidiaries taken as a whole, (b) the ability of a Credit Party to perform in any material respect its respective obligations under this Credit Agreement or any of the other Credit Documents, or
         (c) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder taken as a whole.

                 "Material Intellectual Property" has the meaning set forth in the Security Agreement.

                 "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

                 "Mortgage Documents" means the Mortgages, the Leasehold Mortgages and such other documents and agreements executed or delivered by any Credit Party in connection with the Real Properties.

                 "Mortgage Policies" has the meaning set forth in Section
         5.1(e).

                 "Mortgages" has the meaning set forth in Section 5.1(e).

                 "Mortgaged Properties" has the meaning set forth in Section 5.1(e).

                 "Multiemployer Plan" means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

                 "Multiple Employer Plan" means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which any Credit Party or any of its Subsidiaries or any ERISA Affiliate and at least one employer other than a Credit Party or any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

                 "Net Cash Proceeds" means the gross cash proceeds (including cash actually received by way of deferred payment pursuant to a promissory note, receivable, or otherwise) received from an Asset Disposition, an Equity Issuance or a Debt Issuance, net of (a) transaction costs payable to third parties, (b) a good faith estimate of the taxes payable with respect to such proceeds (including, without duplication, withholding taxes) and (c) with respect to any Asset Disposition, the outstanding Indebtedness (other than the Loans) required to be repaid as a result of such Asset Disposition.

                 "Net Income" means, for any period, the net income after taxes for such period of Holdings and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

                 "Net Worth" means, as of any date, shareholders' equity or net worth of Holdings and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

                 "New Company" means a Person that is acquired by, and becomes a Subsidiary of, a Credit Party (or a Subsidiary that is established to purchase the assets of another Person) as long as, during the first four full fiscal quarters subsequent to such acquisition, it remains a separate Subsidiary of a Credit Party.

                 "Newton Property" means the property leased by the Borrower located in Newton, Massachusetts.

                 "Non-Excluded Taxes" has the meaning set forth in Section
         3.13.

                 "Note" or "Notes" means the Revolving Notes, the Tranche A Term Notes and/or the Tranche B Term Notes, individually or collectively, as appropriate.

                 "Notice of Borrowing" means a request by the Borrower for a Revolving Loan, in the form of Exhibit 2.1(b).

                 "Notice of Continuation/Conversion" means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, in the form of Exhibit 2.1(e).

                 "Other Leasehold Properties" has the meaning set forth in
         Section 7.16.

                 "Participation Interest" means the Extension of Credit by a Lender by way of a purchase of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2 or in any Loans as provided in Section 3.8.

                 "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

                 "Permitted Acquisition" means an acquisition of all or part of the assets or stock of another Person by a Credit Party or any Subsidiary; provided that after giving effect to such acquisition (a) there is at least $25,000,000 of availability under the Revolving Committed Amount, (b) the Borrower and its Subsidiaries are in compliance, on a Pro Forma Basis, with all of the covenants set forth in Section 7.2, (c) in the case of an acquisition of the stock of another Person, the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person shall have approved such acquisition, (d) no Change of Control shall have occurred, (e) not including any acquisition or a portion thereof made with the issuance of capital stock, the total cost of any one acquisition shall not exceed $40,000,000, and together with other acquisitions made by the Credit Parties or any of their Subsidiaries during such calendar year, the aggregate acquisition costs of the Credit Parties and their Subsidiaries taken as a whole shall not exceed $75,000,000 and (f) no Default or Event of Default exists and is continuing.

                 "Permitted Investments" means Investments which are (a) cash or Cash Equivalents, (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (c) Investments in a Guarantor (other than Holdings), (d) loans to directors, officers, employees, agents, customers or suppliers in the ordinary course of business for reasonable business expenses, (e) loans to Management to finance purchases (or tax obligations relating to such purchases) of Holdings' capital stock not to exceed $15,000,000, in the aggregate, at any one time, (f) Permitted Acquisitions, (g) Investments in foreign joint ventures not to exceed $10,000,000, in the aggregate, at any one time,
         (h) the purchase of stock or options of Holdings by Holdings from (i) employees who voluntarily or involuntarily terminate their employment with the Borrower or any of its Subsidiaries or (ii) Senior Management, subsequent to the Closing Date, not to exceed $5,000,000 in the aggregate, (i) the redemption of Subordinated Debt as permitted by this Credit Agreement, (j) the Investments set forth on Schedule 8.7, (k) Investments in other Credit Parties and their Subsidiaries subject to Section 8.15 and (l) the purchase of other securities not to exceed $5,000,000 in the aggregate.

                 "Permitted Liens" means (a) Liens securing Credit Party Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale, collection, levy or loss on account thereof),
         (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's, carrier's, landlords' and other nonconsensual statutory Liens and other like Liens which are not delinquent for a period of more than sixty days or, if due and payable, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP in effect from time to time have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens on receivables sold pursuant to a Receivables Transaction, (j) Liens in connection with Indebtedness permitted by Section 8.1(e), 8.1(i) and 8.1(j), (k) Liens constituting intellectual property licenses entered into in the ordinary course of business, (l) Liens on the real property of a corporation which becomes a Subsidiary of the Borrower or is merged with or into a Credit Party after the Closing Date that secures Indebtedness permitted by Section 8.1(h); provided, that (i) such Liens existed at the time such corporation became a Subsidiary of the Borrower or was merged with or into a Credit Party and were not created in anticipation thereof, (ii) such Liens do not extend to any property other than the actual property acquired in connection with such acquisition and (iii) at such time, no Default or Event of Default exists or shall result from such transaction; (m) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (n) Liens identified on Schedule 8.2 and (o) any Liens granted in connection with any amendment, restatement, supplement, renewal, replacement, extension or refunding (or successive amendments, restatements, supplements, renewals, replacements, extensions or refundings) in whole or part of any such Liens or the Indebtedness permitted by
         Section 8.1(b); provided that the principal amount of Indebtedness secured by any such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to such amendment, restatement, supplement, renewal, replacement, extension or refunding.

                 "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

                 "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

                 "Pledge Agreement" means the Amended and Restated Pledge Agreement executed and delivered by each of the applicable Credit Parties in favor of the Collateral Agent, for the benefit of the Lenders, to secure their obligations under the Credit Documents, as amended, modified, extended, renewed or replaced from time to time.

                 "Prime Rate" means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Charlotte, North Carolina (or such other principal office of the Administrative Agent as communicated in writing to the Borrower and the Lenders) as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

                 "Principal Amortization Payment" means a principal payment on the Term Loans as set forth in Section 2.3(c) or 2.4(c).

                 "Principal Amortization Payment Date" means the date a Principal Amortization Payment is due.

                 "Pro Forma Basis" means, with respect to a Permitted Acquisition, that such Permitted Acquisition shall be deemed to have occurred as of the first day of the four fiscal quarter period ending as of the last day of the most recent fiscal quarter for which the Lenders have received the financial information required by Section 7.1(b).

                 "Real Properties" means the Mortgaged Properties, the Leasehold Mortgaged Properties and the Other Leasehold Properties.

                 "Receivables Transaction" means a transaction in which a Credit Party sells or grants a security interest in its trade receivables, to the extent such transaction has been approved by the Required Lenders in their sole discretion.

                 "Regulation D, G, U, T or X" means Regulation D, G, U, T or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

                 "Reportable Event" means a "reportable event" as defined in
         Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

                 "Required Lenders" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes at least 51% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the sum of (i) the Revolving Commitment Percentage of such Lender multiplied by the Revolving Committed Amount, plus (ii) the Tranche A Term Loan Commitment Percentage of such Lender multiplied by the aggregate principal amount of Tranche A Term Loans outstanding at such time, plus (iii) the Tranche B Term Loan Commitment Percentage of such Lender multiplied by the aggregate principal amount of Tranche B Term Loans outstanding at such time and (b) at any time after the termination of the Commitments, the sum of (i) the principal balance of the outstanding Loans of such Lender plus (ii) such Lender's Participation Interests in the face amount of the outstanding Letters of Credit.

                 "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

                 "Revolving Committed Amount" means ONE HUNDRED SEVENTY FIVE MILLION DOLLARS ($175,000,000) or such lesser amount as the Revolving Committed Amount may be reduced pursuant to Section 2.1(d) or Section 3.3(c).

                 "Revolving Loan Commitment Percentage" means, for each Lender, the percentage identified as its Revolving Commitment Percentage on
         Schedule 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

                 "Revolving Loan Maturity Date" means October 2, 2003.

                 "Revolving Loans" means the Revolving Loans made to the Borrower pursuant to Section 2.1.

                 "Revolving Note" or "Revolving Notes" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(e).

                 "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

                 "Scheduled Funded Debt Payments" means, as of the date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Funded Debt for the twelve month period ending on the date of determination (including the principal component of payments due on leases that are required to be capitalized in accordance with GAAP during the twelve month period ending on the date of determination); it being understood that Scheduled Funded Debt Payments shall not include voluntary prepayments or the mandatory prepayments required pursuant to Section 3.3.

                 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 "Security Agreement" means the Amended and Restated Security Agreement executed and delivered by each of the Credit Parties in favor of the Collateral Agent for the benefit of the Lenders to secure their obligations under the Credit Documents, as such may be amended, modified, extended, renewed, restated or replaced from time to time.

                 "Senior Management" means those directors of Holdings and those officers of Holdings holding the offices identified in the section entitled "Management Section" in that certain Registration Statement No. 33-95436 on Form S-1 effective with the Securities and Exchange Commission on September 30, 1997.

                 "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                 "Solvent" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                 "Subordinated Debt" means the Holdings Debentures and the Subordinated Notes, as such may be amended, modified, restated, substituted or replaced from time to time in accordance with the terms of this Credit Agreement.

                 "Subordinated Notes" means those certain 12 1/2% Senior Subordinated Notes due 2002 issued by IPC, Inc. f/k/a Ivex Packaging Corporation as Issuer as of December 15, 1992 as amended through the Closing Date and as further amended, modified, restated, substituted or replaced from time to time in accordance with the terms of this Credit Agreement.

                 "Subordinated Notes Call Date" means December 15, 1997 or such other Business Day (prior to December 31, 1997) on which the Borrower intends to repurchase all of the then outstanding Subordinated Notes as requested in writing by the Borrower at least one Business Day prior thereto.

                 "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and
         (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

                 "Term Loans" means the Tranche A Term Loans and the Tranche B Term Loans.

                 "Termination Event" means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of any Credit Party or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the complete or partial withdrawal of any Credit Party or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan.

                 "Title Properties" has the meaning set forth in Section
         5.1(e).

                 "Total Assets" means, as of any date, all items which, in accordance with GAAP, would be classified as assets of Holdings and its Subsidiaries on a consolidated basis.

                 "Tranche A Term Loans" means the Term Loans made to the Borrower pursuant to Section 2.3(a).

                 "Tranche A Term Loan Commitment Percentage" means, for each Lender, the percentage identified as its Tranche A Term Loan Commitment Percentage on Schedule 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

                 "Tranche A Term Loan Committed Amount" means ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000).

                 "Tranche A Term Loan Maturity Date" means October 2, 2003.

                 "Tranche A Term Note" or "Tranche A Term Notes" means the amended and restated promissory notes of the Borrower in favor of each of the Lenders evidencing the Tranche A Term Loans provided pursuant to Section 2.3(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

                 "Tranche B Term Loans" means the Term Loans made to the Borrower pursuant to Section 2.4(a).

                 "Tranche B Term Loan Commitment Percentage" means, for each Lender, the percentage identified as its Tranche B Term Loan Commitment Percentage on Schedule 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

                 "Tranche B Term Loan Committed Amount" means ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) less the amount of Holdings Debentures not tendered on the Tranche B Term Loan Funding Dates; provided that the Tranche B Term Loan Committed Amount may be increased subsequent to the Closing Date in accordance with the terms of Section 2.4(d).

                 "Tranche B Term Loan Funding Dates" means up to two dates, both of which must be a Business Day and must occur no later than thirty (30) days subsequent to the Closing Date, each as selected by the Borrower upon three Business Days prior written notice to the Administrative Agent.

                 "Tranche B Term Loan Maturity Date" means October 2, 2004.

                 "Tranche B Term Note" or "Tranche B Term Notes" means the amended and restated promissory notes of the Borrower in favor of each of the Lenders evidencing the Tranche B Term Loans provided pursuant to Section 2.4(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

                 "Unused Commitment" means, for any period, the sum of (a) the amount by which (i) the then applicable aggregate Revolving Committed Amount exceeds (ii) the daily average sum for such period of the outstanding aggregate principal amount of all Revolving Loans plus the aggregate amount of LOC Obligations outstanding, (b) prior to the earlier of (I) the actual Subordinated Notes Call Date and (II) December 31, 1997, the amount by which the (i) Tranche A Term Loan Committed Amount exceeds (ii) the aggregate principal amount of the Tranche A Term Loans made on the Effective Date and (c) prior to the last Tranche B Term Loan Funding Date, the amount by which the (i) Tranche B Term Loan Committed Amount exceeds (ii) the aggregate principal amount of the Tranche B Term Loans made.

                 "Voting Stock" of a corporation means all classes of the capital stock of such corporation then outstanding and normally entitled to vote in the election of directors.

         1.2     COMPUTATION OF TIME PERIODS AND OTHER DEFINITIONAL PROVISIONS.

         For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.

         1.3     ACCOUNTING TERMS.

         Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.1(g); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with GAAP as in effect as of the date of the most recent financial statements delivered by the Borrower to the Lenders to which no such objection shall have been made.

                                   SECTION 2

                               CREDIT FACILITIES

         2.1     REVOLVING LOANS.

                 (a)      Revolving Loan Commitment.   Subject to the terms and
         conditions set forth herein, each Lender who has a Revolving Loan Commitment Percentage that is greater than zero (the "Revolving Loan Lenders") severally agrees to make revolving loans (each a "Revolving Loan" and collectively the "Revolving Loans") to the Borrower, in Dollars, at any time and from time to time, during the period from and including the Effective Date to but not including the Revolving Loan Maturity Date (or such earlier date if the Revolving Committed Amount has been terminated as provided herein) equal to its Revolving Loan Commitment Percentage of each of the Revolving Loans requested by the Borrower; provided, however, that (i) the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of LOC Obligations outstanding shall not exceed the Revolving Committed Amount and (ii) with respect to each individual Revolving Loan Lender, the Revolving Loan Lender's pro rata share of outstanding Revolving Loans plus such Revolving Loan Lender's pro rata share of outstanding LOC Obligations shall not exceed such Revolving Loan Lender's Revolving Loan Commitment Percentage of the Revolving Committed Amount. Subject to the terms of this Credit Agreement (including
         Section 3.3), the Borrower may borrow, repay and reborrow Revolving Loans.

                 (b) Method of Borrowing for Revolving Loans. By no later than 11:00 a.m. (i) on the date of the requested borrowing of Revolving Loans that will be Base Rate Loans or (ii) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing in the form of Exhibit 2.1(b) to the Administrative Agent setting forth (A) the amount requested, (B) whether such Revolving Loans shall accrue interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate, (C) with respect to Revolving Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (D) certification that the Borrower has complied in all respects with Section 5.2. All Revolving Loans made on the Effective Date shall be Base Rate Loans. Thereafter, all or any portion of such Revolving Loans may be converted into Eurodollar Loans in accordance with the terms of Section 2.5.

                 (c) Funding of Revolving Loans. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each applicable Lender shall make its Revolving Loan Commitment Percentage of the requested Revolving Loans available to the Administrative Agent by 2:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the offices of the Administrative Agent at its principal office in Charlotte, North Carolina or at such other address as the Administrative Agent may designate in writing. The amount of the requested Revolving Loans will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office of the Administrative Agent, to the extent the amount of such Revolving Loans are made available to the Administrative Agent.

                 No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Revolving Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Revolving Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Revolving Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Revolving Loans, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Revolving Loan pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

                 (d) Reductions of Revolving Committed Amount. Upon at least three Business Days' notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount and (ii) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate amount of outstanding Revolving Loans plus the aggregate amount of outstanding LOC Obligations. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated. The Administrative Agent shall immediately notify the Lenders of any reduction in the Revolving Committed Amount.

                 (e) Notes. The Revolving Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to each applicable Lender in the face amount of its Revolving Loan Commitment Percentage of the Revolving Committed Amount in substantially the form of Exhibit 2.1(e).

         2.2     LETTER OF CREDIT SUBFACILITY.

                 (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lenders may reasonably require (so long as such terms and conditions do not impose any financial obligation on or require any Lien (not otherwise contemplated by this Credit Agreement) to be given by any Credit Party or conflict with any obligation of, or detract from any action which may be taken by, any Credit Party or their Subsidiaries under this Credit Agreement), an Issuing Lender, as applicable, shall from time to time upon request issue (from the Effective Date to the Revolving Loan Maturity Date and in a form reasonably acceptable to the applicable Issuing Lender), in Dollars, and the LOC Participants shall participate in, letters of credit (the "Letters of Credit") for the account of the Borrower; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed SIXTY FIVE MILLION DOLLARS ($65,000,000), (ii) the sum of the aggregate amount of LOC Obligations outstanding plus Revolving Loans outstanding shall not exceed the Revolving Committed Amount and
         (iii) with respect to each individual LOC Participant, the LOC Participant's pro rata share of outstanding Revolving Loans plus its pro rata share of outstanding LOC Obligations shall not exceed such LOC Participant's Revolving Loan Commitment Percentage of the Revolving Committed Amount. The issuance and expiry date of each Letter of Credit shall be a Business Day. Except as otherwise expressly agreed upon by all the LOC Participants, no Letter of Credit shall have an original expiry date more than one year from the date of issuance, or as extended, shall have an expiry date extending beyond the Revolving Loan Maturity Date. Each Letter of Credit shall be either (x) a standby letter of credit issued to support the obligations (including pension or insurance obligations), contingent or otherwise, of the Borrower or any of its Subsidiaries, or (y) a commercial letter of credit in respect of the purchase of goods or services by the Borrower or any of its Subsidiaries in the ordinary course of business. Each Letter of Credit shall comply with the related LOC Documents.

                 (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the applicable Issuing Lender at least three Business Days prior to the requested date of issuance. The Issuing Lenders will, at least quarterly and more frequently upon request, provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the account party, the beneficiary, the face amount, and the expiry date as well as any payments or expirations which may have occurred. The Issuing Lenders will further provide to the Administrative Agent, promptly upon request, copies of the Letters of Credit and the other LOC Documents, and the Administrative Agent, upon the request of a Lender, will provide copies of the Letters of Credit and other LOC Documents in its possession to such Lender.

                 (c)      Participations.

                          (i) Each LOC Participant acknowledges and confirms that it has a Participation Interest in the liability of the applicable Issuing Lender under each Existing Letter of Credit in an amount equal to its Revolving Loan Commitment Percentage of such Existing Letters of Credit. The Borrower's reimbursement obligations in respect of each Existing Letter of Credit, and each LOC Participant's obligations in connection therewith, shall be governed by the terms of this Credit Agreement.

                          (ii) Each LOC Participant, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and each LOC Document related thereto and the rights and obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Loan Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable Issuing Lender therefor and discharge when due, its Revolving Loan Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each LOC Participant's participation in any Letter of Credit, to the extent that an Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such LOC Participant shall pay to an Issuing Lender its Revolving Loan Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by such Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d). The obligation of each LOC Participant to so reimburse an Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower or any other Credit Party to reimburse such Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

                 (d) Reimbursement. In the event of any drawing under any Letter of Credit, an Issuing Lender will promptly notify the Borrower. Unless the Borrower shall immediately notify such Issuing Lender of its intent to otherwise reimburse such Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan at the Adjusted Base Rate in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower shall reimburse such Issuing Lender on the day of drawing under any Letter of Credit either with the proceeds of a Revolving Loan obtained hereunder or otherwise in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse such Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Percentage for the Base Rate Loans that are Revolving Loans plus two percent (2%). The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of (but without waiver of) any rights of set-off, counterclaim or defense to payment the applicable account party or the Borrower may claim or have against such Issuing Lender, the Agents, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation, any defense based on any failure of the applicable account party, the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit; provided, however, that the Borrower may have a claim against an Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent of any actual damages suffered by the Borrower as a result of such Issuing Lender's gross negligence or willful misconduct in failing to pay a drawing under a Letter of Credit presented in strict conformity therewith. The Issuing Lenders will promptly notify the LOC Participants of the amount of any unreimbursed drawing and each LOC Participant shall promptly pay to the Administrative Agent for the account of the applicable Issuing Lender, in Dollars and in immediately available funds, the amount of such LOC Participant's Revolving Loan Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from an Issuing Lender if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such LOC Participant does not pay such amount to an Issuing Lender in full upon such request, such LOC Participant shall, on demand, pay to the Administrative Agent for the account of such Issuing Lender interest on the unpaid amount during the period from the date the LOC Participant received the notice regarding the unreimbursed drawing until such LOC Participant pays such amount to such Issuing Lender in full at a rate per annum equal to, if paid within two Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each LOC Participant's obligation to make such payment to an Issuing Lender, and the right of an Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

                 (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan borrowing to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the applicable Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised initially solely of Base Rate Loans (each such borrowing, a "Mandatory Borrowing") shall be immediately made from all applicable Lenders (without giving effect to any termination of the Commitments pursuant to Section 9.2) pro rata based on each Lender's respective Revolving Loan Commitment Percentage and the proceeds thereof shall be paid directly to the applicable Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied,
         (iii) whether a Default or Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder, (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Revolving Committed Amount or any termination of the Commitments. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interest in the outstanding LOC Obligations in an amount equal to such Lender's Revolving Loan Commitment Percentage thereof; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender's unfunded Participation Interest therein shall bear interest payable to such Issuing Lender upon demand, at the rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

                 (f) Modification and Extension. The issuance of any supplement, modification or amendment which increases the face amount of an existing Letter of Credit or renewal, or extensions to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

                 (g) Uniform Customs and Practices. The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (Publication No. 500 or the most recent publication, the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

                 (h) Responsibility of Issuing Lenders. It is expressly understood and agreed as between the Lenders that the obligations of the Issuing Lenders hereunder to the LOC Participants are only those expressly set forth in this Credit Agreement and that an Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any LOC Participant to recover from an Issuing Lender any amounts made available by such LOC Participant to such Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of such Issuing Lender.

                 (i) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document, this Credit Agreement shall govern.

                 (j)      Indemnification of Issuing Lenders.

                          (i) In addition to its other obligations under this Credit Agreement, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Lenders may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

                          (ii) As between the Borrower and an Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lenders shall not be responsible for (except in the case of (A), (B) and (C) below if an Issuing Lender has actual knowledge to the contrary): (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of an Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of an Issuing Lender's rights or powers hereunder.

                          (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lenders against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. An Issuing Lender shall not, in any way, be liable for any failure by such Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Issuing Lender.

                          (iv) Nothing in this subsection (j) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.2. The obligations of the Borrower under this subsection (j) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of an Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

                          (v) Notwithstanding anything to the contrary contained in this subsection (j), the Borrower shall have no obligation to indemnify an Issuing Lender in respect of any liability incurred by such Issuing Lender arising solely out of the gross negligence or willful misconduct of such Issuing Lender. Nothing in this Credit Agreement shall relieve an Issuing Lender of any liability to the Borrower in respect of any action taken by such Issuing Lender which action constitutes gross negligence or willful misconduct of such Issuing Lender or a violation of the UCP or Uniform Commercial Code (as applicable), as determined by a court of competent jurisdiction.

         2.3     TRANCHE A TERM LOANS.

                 (a) Tranche A Term Loan Commitment. Subject to the terms and conditions set forth herein, each Lender whose Tranche A Term Loan Commitment Percentage is greater than zero severally agrees to make available to the Borrower, on the Effective Date and on the Subordinated Notes Call Date such Lender's Tranche A Term Loan Commitment Percentage of the amount of the Tranche A Term Loan Committed Amount requested by the Borrower to be advanced on such date for the purposes hereinafter set forth. Subject to and upon the terms and conditions set forth herein (including, without limitation, the terms and conditions set forth in Section 5.2), the Tranche A Term Loans shall be made in two separate advances. The first advance shall occur on the Effective Date and the second advance shall occur on the Subordinated Notes Call Date. The Borrower shall provide the Administrative Agent with written notice of the amount of the advance needed by the Borrower on the Effective Date. That portion of the Tranche A Term Loan Committed Amount not advanced to the Borrower on the Effective Date shall be advanced to the Borrower on the Subordinated Notes Call Date. Amounts repaid on the Tranche A Term Loans may not be reborrowed.

                 (b) Funding of Tranche A Term Loans. Each applicable Lender will make its Tranche A Term Loan Commitment Percentage of each Tranche A Term Loan advance available to the Administrative Agent by deposit, in Dollars and in immediately available funds, at the offices of the Administrative Agent at its principal office in Charlotte, North Carolina or at such other address as the Administrative Agent may designate in writing. The amount of the Tranche A Term Loans will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office of the Administrative Agent, to the extent the amount of such Tranche A Term Loans are made available to the Administrative Agent or otherwise in accordance with the Borrower's disbursement instructions. All Tranche A Term Loans made on the Effective Date and on the Subordinated Notes Call Date shall be Base Rate Loans. Thereafter, all or any portion of the Tranche A Term Loans may be converted into Eurodollar Loans in accordance with the terms of Section 2.5.

                 No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make a Tranche A Term Loan hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. If the Administrative Agent shall have received an executed signature page to this Credit Agreement (whether an original or via telecopy) from a Lender, the Administrative Agent may assume that such Lender has or will make available to the Administrative Agent its Tranche A Term Loan Commitment Percentage of each Tranche A Term Loan advance on the Effective Date and on the Subordinated Notes Call Date, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount of each Tranche A Term Loan advance. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Tranche A Term Loan and (ii) from a Lender at the Federal Funds Rate.

                 (c) Repayment of Tranche A Term Loans. The principal amount of the Tranche A Term Loan shall be repaid in quarterly installments as follows, unless accelerated sooner pursuant to Section 9.2:

                                                                  TRANCHE A TERM LOAN
                                   PRINCIPAL AMORTIZATION       PRINCIPAL AMORTIZATION
                                       PAYMENT DATES                    PAYMENT
                                December 31, 1997                     $3,750,000
                                March 31, 1998                        $3,750,000
                                June 30, 1998                         $3,750,000
                                September 30, 1998                    $3,750,000
                                December 31, 1998                     $5,000,000
                                March 31, 1999                        $5,000,000
                                June 30, 1999                         $5,000,000
                                September 30, 1999                    $5,000,000
                                December 31, 1999                     $6,250,000
                                March 31, 2000                        $6,250,000
                                June 30, 2000                         $6,250,000
                                September 30, 2000                    $6,250,000
                                December 31, 2000                     $6,250,000
                                March 31, 2001                        $6,250,000
                                June 30, 2001                         $6,250,000
                                September 30, 2001                    $6,250,000
                                December 31, 2001                     $7,500,000
                                March 31, 2002                        $7,500,000
                                June 30, 2002                         $7,500,000
                                September 30, 2002                    $7,500,000
                                December 31, 2002                     $8,750,000
                                March 31, 2003                        $8,750,000
                                June 30, 2003                         $8,750,000
                                September 30, 2003                    $8,750,000

                                Total                                $150,000,000

                 (d) Tranche A Term Notes. The Tranche A Term Loan made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to each applicable Lender in the face amount of its Tranche A Term Loan Commitment Percentage of the Tranche A Term Loan Committed Amount in substantially the form of Exhibit 2.3(d).

         2.4     TRANCHE B TERM LOANS.

                 (a) Tranche B Term Loan Commitment. Subject to the terms and conditions set forth herein, each Lender whose Tranche B Term Loan Commitment Percentage is greater than zero severally agrees to make available to the Borrower on the Tranche B Term Loan Funding Dates such Lender's Tranche B Term Loan Commitment Percentage of the amount of the Tranche B Term Loan Committed Amount requested by the Borrower to be advanced on such date for the purposes hereinafter set forth.
         So long as no Default or Event of Default exists and is continuing, the initial Tranche B Term Loans shall be made, at the option of the Borrower, on one or both of the Tranche B Term Loan Funding Dates. Amounts repaid on the Tranche B Term Loans may not be reborrowed.

                 (b) Funding of Term Loans. Each applicable Lender will make its Tranche B Term Loan Commitment Percentage of each Tranche B Term Loan advance available to the Administrative Agent by deposit, in Dollars and in immediately available funds, at the offices of the Administrative Agent at its principal office in Charlotte, North Carolina or at such other address as the Administrative Agent may designate in writing. The amount of the Tranche B Term Loans will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office of the Administrative Agent or otherwise in accordance with the Borrower's disbursement instructions, to the extent the amount of such Tranche B Term Loans are made available to the Administrative Agent. All Tranche B Term Loans made on the Tranche B Term Loan Funding Dates and any additional Tranche B Term Loans provided to the Borrower after an increase in the Tranche B Term Loan Committed Amount pursuant to the terms of Section 2.4(d) shall be Base Rate Loans on the date made. Thereafter, all or any portion of the Tranche B Term Loans may be converted into Eurodollar Loans in accordance with the terms of
         Section 2.5.

                 No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make a Tranche B Term Loan hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. If the Administrative Agent shall have
         (x) received an executed signature page to this Credit Agreement (whether an original or via telecopy) from a Lender or (y) written confirmation that a Lender plans to fund an increase in the Tranche B Term Loan Committed Amount pursuant to Section 2.4(d), the Administrative Agent may assume that such Lender has or will make the amount of its Tranche B Term Loans available to the Administrative Agent on the Effective Date or on the date of the increase, as applicable, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Tranche B Term Loan and (ii) from a Lender at the Federal Funds Rate.

                 (c) Repayment of Tranche B Term Loans. The principal amount of the Tranche B Term Loans shall be repaid in quarterly installments as follows, unless accelerated sooner pursuant to Section 9.2:

                                                              TRANCHE B TERM LOAN PRINCIPAL
                             PRINCIPAL AMORTIZATION          AMORTIZATION PAYMENT (SHOWN AS A
                                  PAYMENT DATES           PERCENTAGE OF THE THEN TRANCHE B TERM
                                                                  LOAN COMMITTED AMOUNT)
                         December 31, 1997                                 .250%
                         March 31, 1998                                    .250%
                         June 30, 1998                                     .250%
                         September 30, 1998                                .250%
                         December 31, 1998                                 .250%
                         March 31, 1999                                    .250%
                         June 30, 1999                                     .250%
                         September 30, 1999                                .250%
                         December 31, 1999                                 .250%
                         March 31, 2000                                    .250%
                         June 30, 2000                                     .250%
                         September 30, 2000                                .250%
                         December 31, 2000                                 .250%
                         March 31, 2001                                    .250%
                         June 30, 2001                                     .250%
                         September 30, 2001                                .250%
                         December 31, 2001                                 .250%
                         March 31, 2002                                    .250%
                         June 30, 2002                                     .250%
                         September 30, 2002                                .250%
                         December 31, 2002                                 .250%
                         March 31, 2003                                    .250%
                         June 30, 2003                                     .250%
                         September 30, 2003                                .250%
                         December 31, 2003                               23.500%
                         March 31, 2004                                  23.500%
                         June 30, 2004                                   23.500%
                         September 30, 2004                        Remaining amount of
                                                                   Tranche B Term Loans

                 (d) Increase in Tranche B Term Loan Commitment. The Borrower shall have the right, from time to time, to increase the Tranche B Term Loan Committed Amount; provided that:

                          (i) any increase in the Tranche B Term Loan Committed Amount must be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 above such amount;

                          (ii) in no event may the Tranche B Term Loan Committed Amount be increased to an aggregate amount greater than One Hundred Fifty Million Dollars ($150,000,000);

                          (iii) as of the date of such increase in the Tranche B Term Loan Committed Amount, after giving pro forma effect to the new advance of Tranche B Term Loans to be made under the increased Tranche B Term Loan Committed Amount, the Credit Parties shall be in compliance with all the financial covenants set forth in Section 7.2;

                          (iv) any such increase in the Tranche B Term Loan Committed Amount shall be provided, at the option of the Borrower, by (A) an existing Lender or any existing Lenders, as applicable upon such existing Lender's or Lenders' written consent (to be provided in their sole discretion), as applicable and/or (B) one or more institutions that is not an existing Lender; provided that such institution (x) is an Eligible Assignee and (y) becomes a Lender under this Credit Agreement pursuant to the execution and delivery of a New Commitment Agreement in substantially the form of Exhibit 2.4(d);

                          (v) funds borrowed pursuant to any increase in the Tranche B Term Loan Committed Amount are used by the Borrower to repurchase Holding Debentures;

                          (vi) the Borrower shall execute new Tranche B Term Note(s) as necessary to reflect any increase in the Tranche B Term Loan Committed Amount;

                          (vii) the Borrower shall have paid all actual fees and expenses owed to the Lenders and the Administrative Agent in connection with any such increase in the Tranche B Term Loan Committed Amount; and

                          (viii) Schedule 1.1(a) shall be revised (without any need to obtain the consent of any of the Lenders) to reflect the change in the Tranche B Term Loan Commitment Percentages of the Lenders as a result of such increase in the Tranche B Term Loan Committed Amount.

                 (e) Tranche B Term Notes. The Tranche B Term Loan made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to each applicable Lender in the face amount of its Tranche B Term Loan Commitment Percentage of the Tranche B Term Loan Committed Amount in substantially the form of Exhibit 2.4(e).

         2.5     CONTINUATIONS AND CONVERSIONS.

         The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (i) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit 2.5, in compliance with the terms set forth below, (ii) except as provided in Section 3.12, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (iii) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans if on the date of such conversion or continuation a Default or an Event of Default has occurred and is continuing and (iv) any request to continue a Eurodollar Loan that fails to comply with the terms set forth below in this Section 2.5 or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 11:00 a.m. (A) on the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (B) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Administrative Agent which shall set forth (x) whether the Borrower wishes to continue or convert such Loans and (y) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.

         2.6     MINIMUM AMOUNTS.

         Each request for a borrowing, conversion or continuation shall be subject to the requirements that (i) each Eurodollar Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $500,000 in excess thereof,
(ii) each Base Rate Loan shall be in a minimum amount of the lesser of $1,000,000 (and integral multiples of $100,000 in excess thereof) or the remaining amount available under the Revolving Committed Amount, the Tranche A Term Loan Committed Amount or the Tranche B Term Loan Committed Amount, as applicable, and (iii) no more than fifteen Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section, all Eurodollar Loans with the same Interest Periods that begin and end on the same date shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered as separate Eurodollar Loans.

                                   SECTION 3

          GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

         3.1     INTEREST.

                 (a) Interest Rate. All Base Rate Loans shall accrue interest at the Adjusted Base Rate and all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

                 (b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall, after written notice of same to the Borrower, bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Revolving Loans that are Base Rate Loans plus two percent (2%) per annum).

                 (c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

         3.2     PLACE AND MANNER OF PAYMENTS.

         All payments of principal, interest, fees, expenses and other amounts to be made by a Credit Party under this Credit Agreement shall be received not later than 2:00 p.m. on the date when due, in Dollars and in immediately available funds, by the Administrative Agent at its offices in Charlotte, North Carolina. Payments received after such time shall be deemed to have been received on the next Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent, the Loans, Letters of Credit, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 3.7, distribute such payment to the Lenders in such manner as the Administrative Agent may deem appropriate). The Administrative Agent will distribute such payments to the applicable Lenders on the date received if any such payment is received prior to 2:00 p.m.; otherwise the Administrative Agent will distribute such payment to the applicable Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.

         3.3     PREPAYMENTS.

                 (a)      Voluntary Prepayments.  Subject to the terms of
         Section 3.4(d), the Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans will be subject to Section 3.14, (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof and (iii) voluntary prepayments with respect to the Term Loans shall be applied pro rata between the outstanding Tranche A Term Loans and Tranche B Term Loans (pro rata among the remaining Principal Amortization Payments).

                 (b)      Mandatory Prepayments.

                          (i) Revolving Committed Amount. If at any time the sum of the aggregate amount of Revolving Loans outstanding plus LOC Obligations outstanding exceeds the Revolving Committed Amount, the Borrower shall immediately make a principal payment to the Administrative Agent in the manner and in an amount necessary to be in compliance with Section 2.1.

                          (ii) Excess Cash Flow. Within 10 days after the date the audited financial statements are required to be delivered pursuant to Section 7.1(a) for each fiscal year, commencing with the fiscal year ending December 31, 1998, the Borrower shall make a prepayment of the Loans in an amount equal to (a) 75% of the Excess Cash Flow earned during the preceding fiscal year if, as of such fiscal year end, the current Leverage Ratio is greater than or equal to 4.0 to 1.0,
                 (b) 50% of the Excess Cash Flow earned during the preceding fiscal year if, as of such fiscal year end, the current Leverage Ratio is less than 4.0 to 1.0 but greater than or equal to 3.0 to 1.0 and (c) 0% of Excess Cash Flow earned during the preceding fiscal year if, as of such fiscal year end, the current Leverage Ratio is less than 3.0 to 1.0 (to be applied as set forth in Section 3.3(c) below).

                          (iii) Asset Sales. Immediately upon receipt by a Credit Party or any of its Subsidiaries of proceeds from any Asset Disposition, the Borrower shall forward an amount equal to 100% of the Net Cash Proceeds of such Asset Disposition to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below). Notwithstanding the foregoing, in the event a Foreign Subsidiary is required to forward all or a percentage of the Net Cash Proceeds received from a disposition of assets of such Foreign Subsidiary in accordance with the terms of any agreement governing the Indebtedness permitted by Section 8.1(j), the Borrower shall only have to forward to the Lenders as a prepayment of the Loans that portion of the Net Cash Proceeds from such Asset Disposition remaining with such Foreign Subsidiary after making the prepayment required by the respective agreement governing the Section 8.1(j) Indebtedness.

                          (iv) Receivables Transaction. Immediately upon the receipt by a Credit Party or any of its Subsidiaries of proceeds from a Receivables Transaction, the Borrower shall forward an amount equal to 100% of the Net Cash Proceeds of such Receivables Transaction to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below).

                          (v) Issuances of Equity. Immediately upon receipt by a Credit Party or any of its Subsidiaries of proceeds from any Equity Issuance (other than the issuance of shares of capital stock of Holdings pursuant to the initial public offering of capital stock of Holdings), the Borrower shall forward 50% of the Net Cash Proceeds of such Equity Issuance to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below). Notwithstanding the foregoing sentence, prepayments made by the Borrower pursuant to the terms of this Section 3.3(b)(v) shall not exceed $50,000,000 in the aggregate.

                          (vi) Issuance of Debt. Immediately upon receipt by a Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall forward 100% of the Net Cash Proceeds of such Debt Issuance to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.3(c) below).

                 (c) Application of Prepayments. All amounts required to be paid pursuant to Section 3.3(b)(i) shall be applied first to Revolving Loans and second to a cash collateral account in respect of LOC Obligations. All amounts required to be paid pursuant to Section 3.3(b)(ii), (iii), (iv), (v) and (vi) above shall be applied first, pro rata between the outstanding Tranche A Term Loans and the Tranche B Term Loans (pro rata among the remaining Principal Amortization Payments) until the Term Loans have been paid in full, second, to the Revolving Loans (with a corresponding reduction in the Revolving Committed Amount) until the Revolving Committed Amount shall be reduced to zero and third, to a cash collateral account in respect of LOC Obligations. One or more holders of the Tranche B Term Loans may decline to accept a mandatory prepayment under Sections 3.3(b)(ii),
         (iii), (iv), (v) or (vi) (to the extent there are sufficient Tranche A Term Loans outstanding to be paid with such prepayment) in which case such declined prepayments shall be allocated pro rata among the Tranche A Term Loans and Tranche B Term Loans held by Lenders accepting such prepayments. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments hereunder shall be subject to Section 3.14.

         3.4     FEES.

                 (a) Commitment Fees. In consideration of the Revolving Committed Amount, Tranche A Term Loan Committed Amount and Tranche B Term Loan Committed Amount being made available by the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each applicable Lender (based on each Lender's Revolving Loan Commitment Percentage of the Revolving Committed Amount, Tranche A Term Loan Commitment Percentage of the Tranche A Term Loan Committed Amount and Tranche B Term Loan Commitment Percentage of the Tranche B Term Loan Committed Amount, as applicable), a per annum fee equal to the Applicable Percentage for Commitment Fees multiplied by the applicable Unused Commitment (the "Commitment Fees"). The Commitment Fees accrued prior to the Closing Date shall be paid on the Effective Date and future Commitment Fees shall commence to accrue on the Effective Date to and excluding (i) with respect to the Revolving Committed Amount, the earlier of the Revolving Loan Maturity Date or the date on which the Revolving Committed Amount is terminated (ii) with respect to the Tranche A Term Loan, the earlier of the Subordinated Notes Call Date and December 31, 1997 and (iii) with respect to the Tranche B Term Loan, the last of the two Tranche B Term Loan Funding Dates, and shall be due and payable in arrears on the last day of each fiscal quarter of the Borrower (as well as on the Revolving Loan Maturity Date, Subordinated Notes Call Date (or December 31, 1997), and the last of the two Tranche B Term Loan Funding Dates, as applicable, and on any date that the Revolving Committed Amount is reduced) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

                 (b)      Letter of Credit Fees.

                          (i) Letter of Credit Fees. In consideration of the issuance of Letters of Credit hereunder, the Borrower agrees to pay to the applicable Issuing Lender for the pro rata benefit of the applicable Lenders (based on each Lender's Revolving Loan Commitment Percentage of the Revolving Committed Amount), a fee (the "Letter of Credit Fees") equal to the Applicable Percentage for the Letter of Credit Fees on the average daily maximum amount available to be drawn under each such Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fees will be payable in arrears on the last day of each fiscal quarter of the Borrower (as well as on the Revolving Loan Maturity Date) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

                          (ii) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (i) above, the Borrower shall pay to the applicable Issuing Lender for its own account, without sharing by the other Lenders, (A) a fee equal to one-eighth of one percent (1/8%) per annum on the total sum of the undrawn amounts of all Letters of Credit issued by the Issuing Lenders, such fee to be paid in arrears 15 days after the last day of each fiscal quarter of the Borrower (as well as on the Revolving Loan Maturity Date) and
                 (B) the customary charges from time to time to the Issuing Lenders for their services in connection with the issuance, amendment, payment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "Issuing Lender Fees").

                 (c) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual fee in accordance with the terms of the Fee Letters.

                 (d) Prepayment Premium. In the event any of the Tranche B Term Loans are voluntarily prepaid prior to the date one year from the Effective Date, the Borrower agrees to pay a pro rata prepayment premium to the Lenders that have made Tranche B Term Loan advances to the Borrower in an amount equal to one and one-half percent (1.5%) of the principal amount of Tranche B Term Loans voluntarily prepaid.

         3.5     PAYMENT IN FULL AT MATURITY.

                 (a) On the Revolving Loan Maturity Date, the entire outstanding principal balance of all Revolving Loans and all LOC Obligations, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to
         Section 9.2.

                 (b) On the Tranche A Term Loan Maturity Date, the entire outstanding principal balance of all Tranche A Term Loans, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2.

                 (c) On the Tranche B Term Loan Maturity Date, the entire outstanding principal balance of all Tranche B Term Loans, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2.

         3.6     COMPUTATIONS OF INTEREST AND FEES.

                 (a) Except for Base Rate Loans, in which case interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but exclude the date of payment.

                 (b) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

         3.7     PRO RATA TREATMENT.

         Except to the extent otherwise provided herein:

                 (a) Loans. Each Revolving Loan borrowing (including, without limitation, each Mandatory Borrowing), each payment or prepayment of principal of any Loan, each payment of fees (other than the Issuing Lender Fees retained by each Issuing Lender for its own account and the Administrative Fees retained by the Administrative Agent for its own account), each reduction of the Revolving Committed Amount, and each conversion or continuation of any Loan, shall (except as otherwise provided in Section 3.11) be allocated pro rata among the relevant Lenders in accordance with the respective Revolving Loan Commitment Percentages, Tranche A Term Loan Commitment Percentages and Tranche B Term Loan Commitment Percentages, as applicable, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans and Participation Interests of such Lenders); provided that, if any Lender shall have failed to pay its applicable pro rata share of any Revolving Loan, any Tranche A Term Loan or any Tranche B Term Loan, then any amount to which such Lender would otherwise be entitled pursuant to this subsection (a) shall instead be payable to the Administrative Agent until the share of such Loan not funded by such Lender has been repaid; provided further, that in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate; and

                 (b) Letters of Credit. Each payment of unreimbursed drawings in respect of LOC Obligations shall be allocated to each LOC Participant pro rata in accordance with its Revolving Loan Commitment Percentage; provided that, if any LOC Participant shall have failed to pay its applicable pro rata share of any drawing under any Letter of Credit, then any amount to which such LOC Participant would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the applicable Issuing Lender until the share of such unreimbursed drawing not funded by such Lender has been repaid; provided further, that in the event any amount paid to any LOC Participant pursuant to this subsection (b) is rescinded or must otherwise be returned by an Issuing Lender, each LOC Participant shall, upon the request of such Issuing Lender, repay to the

         Administrative Agent for the account of such Issuing Lender the amount so paid to such LOC Participant, with interest for the period commencing on the date such payment is returned by such Issuing Lender until the date such Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate.

         3.8     SHARING OF PAYMENTS.

         The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan, unreimbursed drawing with respect to any LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, LOC Obligations, and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LOC Obligation or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or an Agent shall fail to remit to an Agent or any other Lender an amount payable by such Lender or such Agent to such Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to such Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

         3.9     CAPITAL ADEQUACY.

         If, after the date hereof, any Lender has determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender, or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's (or parent corporation's) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's (or parent corporation's) policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

         3.10    INABILITY TO DETERMINE INTEREST RATE.

         If prior to the first day of any Interest Period, the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter, and will also give prompt written notice to the Borrower when such conditions no longer exist. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (c) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

         3.11    ILLEGALITY.

         Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement,
(a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such

Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days or the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.14.

         3.12    REQUIREMENTS OF LAW.

         If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

                 (a) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.13 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.13(b)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof);

                 (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                 (c) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one Business Day's notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to
Section 3.14. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this Section 3.12 has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section 3.12 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

         3.13    TAXES.

                 (a) Except as provided below in this Section 3.13, all payments made by the Borrower under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the overall net income of the Administrative Agent or any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes. If any such non- excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes, provided, however, that the Borrower shall be entitled to deduct and withhold any Non- Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 3.13 whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible after requested the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non- Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and any Lender for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

                 (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

                          (i)     (A)      on or before the date of any payment
                          by the Borrower under this Credit Agreement or Notes to such Lender, deliver to the Borrower and the Administrative Agent (x) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

                                  (B)      deliver to the Borrower and the
                          Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

                                  (C)      obtain such extensions of time for
                          filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; or

                          (ii) in the case of any such Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code,
                 (A) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) agree to furnish to the Borrower, on or before the date of any payment by the Borrower, with a copy to the Administrative Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the

                 Borrower or the Administrative Agent for filing and completing such forms), and (C) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement and any Notes.

         Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 11.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (b); provided that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

         3.14    COMPENSATION.

         The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement,
(b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Loans, such indemnification shall be an amount equal to (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) minus (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The agreements in this Section shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

                                   SECTION 4

                                    GUARANTY

         4.1     GUARANTY OF PAYMENT.

         Subject to Section 4.7 below, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Lender, each Affiliate of Lender that enters into a Hedging Agreement and the Agents the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). The Guarantors additionally, jointly and severally, unconditionally guarantee to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement and the Agents the timely performance of all other obligations under the Credit Documents and such Hedging Agreements. This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Credit Party Obligations whenever arising.

         4.2     OBLIGATIONS UNCONDITIONAL.

         The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or the Hedging Agreements, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Credit Documents or any collateral, if any, hereafter securing the Credit Party Obligations or otherwise and each Guarantor hereby waives the right to require the Lenders to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Credit Party Obligations for amounts paid under this Guaranty until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements) have been paid in full, all Commitments under the Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents. Each Guarantor further agrees that nothing contained herein shall prevent the Lenders from suing on the Notes or any of the other Credit Documents or any of the Hedging Agreements or foreclosing its security interest in or Lien on any collateral, if any, securing the Credit Party Obligations or from exercising any other rights available to it under this Credit Agreement, the Notes, any other of the Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of any Guarantor's obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any Guarantor's obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Credit Party Obligations and notice of or proof of reliance of by any Agent or any Lender upon this Guarantee or acceptance of this Guarantee. The Credit Party Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee.

         4.3     MODIFICATIONS.

         Each Guarantor agrees that (a) all or any part of the security now or hereafter held for the Credit Party Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Credit Party Obligations or the properties subject thereto; (c) the time or place of payment of the Credit Party Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under the Credit Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other Credit Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Credit Party Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Credit Party Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

         4.4     WAIVER OF RIGHTS.

         Each Guarantor expressly waives: (a) notice of acceptance of this Guaranty by the Lenders and of all extensions of credit to the Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Credit Party Obligations; (c) protest and notice of dishonor or of default (except as specifically required in the Credit Agreement) with respect to the Credit Party Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Credit Party Obligations, or the Lenders' subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; (e) all other notices to which such Guarantor might otherwise be entitled; and (f) demand for payment under this Guaranty.

         4.5     REINSTATEMENT.

         The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agents and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by an Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

         4.6     REMEDIES.

         The Guarantors agree that, as between the Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Agreements and the other Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

         4.7     LIMITATION OF GUARANTY.

         Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, (a) to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code) and (b) the obligations of Holdings hereunder and under the Credit Documents, in the aggregate, shall be limited to an amount equal to $146,298,000, unless at least ninety percent (90%) of the Holdings Debentures have been repurchased, in which case no such limitation shall apply.

         4.8     RIGHTS OF CONTRIBUTION.

         The Credit Parties agree among themselves that, in connection with payments made hereunder, each Credit Party shall have contribution rights against the other Credit Parties as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of the Credit Parties under the Credit Documents and no Credit Party shall exercise such rights of contribution until all Credit Party Obligations have been paid in full and the Commitments terminated.


                                   SECTION 5

                              CONDITIONS PRECEDENT

         5.1     CLOSING CONDITIONS.

         The obligation of the Lenders to enter into this Credit Agreement and make the initial Extension of Credit is subject to satisfaction of the following conditions:

                 (a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement; (ii) the Notes; (iii) the Collateral Documents; and (iv) all other Credit Documents, each in form and substance reasonably acceptable to the Administrative Agent in its sole discretion.

                 (b) Corporate Documents. Receipt by the Administrative Agent of the following:

                          (i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

                          (ii) Bylaws. A copy of the bylaws of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

                          (iii) Resolutions. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in full force and effect as of the Effective Date.

                          (iv) Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations of a Credit Party in such jurisdiction and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

                          (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Effective Date.

                 (c) Opinion of Counsel. Receipt by the Administrative Agent of an opinion, or opinions (which shall cover, among other things, authority, legality, validity, binding effect, enforceability and attachment and perfection of liens), reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent on behalf of the Lenders and dated as of the Effective Date, from legal counsel to the Credit Parties.

                 (d) Personal Property Collateral. The Collateral Agent shall have received, in form and substance reasonably satisfactory to the Collateral Agent:

                          (i) searches of Uniform Commercial Code ("UCC") filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lenders' security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

                          (ii) to the extent not previously received by the Collateral Agent, duly executed UCC financing statements for each appropriate jurisdiction as is necessary, in the Collateral Agent's sole discretion, to perfect the Lenders' security interest in the Collateral;

                          (iii) searches of ownership of registrations and applications for Material Intellectual Property in the appropriate governmental offices in the United States of America and such patent/trademark/copyright filings with respect to the Material Intellectual Property as requested by the Collateral Agent as are reasonably necessary to perfect the security interest of the Collateral Agent therein in the United States of America;

                          (iv) to the extent not previously received by the Collateral Agent, all stock certificates evidencing the stock pledged to the Collateral Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto; and

                          (v) to the extent not previously received by the Collateral Agent, all instruments and chattel paper in the possession of a Credit Party as required pursuant to the Collateral Documents together with allonges or assignments as may be necessary or appropriate to perfect the Lenders' security interest in the Collateral.

                 (e) Real Property Collateral. The Collateral Agent shall have received, in form and substance reasonably satisfactory to the Collateral Agent:

                          (i) (A) fully executed and notarized mortgages, deeds of trust or deeds to secure debt and/or (B) fully executed and notarized amendments to existing mortgages, deeds of trust or deeds to secure debt of record in favor of the Collateral Agent, as appropriate, (each such mortgage, deed of trust and deed to secure debt and each existing mortgage, deed of trust and deed to secure debt of record as amended by the amendments, as appropriate, referenced above shall be referred to herein as a "Mortgage" and collectively as "Mortgages") for each real property asset owned by a Credit Party as set forth on Schedule 5.1(e)(i) (each of those real property assets on Schedule 5.1(e)(i) being a "Mortgaged Property" and collectively the "Mortgaged Properties"), together with such UCC-1 or UCC-3 financing statements, as appropriate, as the Collateral Agent shall deem appropriate with respect to each such Mortgaged Property;

                          (ii) (A) fully executed and notarized leasehold mortgages, deeds of trust or deeds to secure debt and/or (B) fully executed and notarized amendments to existing leasehold mortgages, deeds of trust or deeds to secure debt, as appropriate, (each such leasehold mortgage, deed of trust and deed to secure debt and each existing leasehold mortgage, deed of trust and deed to secure debt of record as amended by the amendments, as appropriate, referenced above, a "Leasehold Mortgage" and collectively the "Leasehold Mortgages") for each leasehold interest of a Credit Party set forth on Schedule 5.1(e)(ii) (each a "Leasehold Mortgaged Property" and collectively the "Leasehold Mortgaged Properties"), together with such UCC-1 or UCC-3 financing statements, as appropriate, as the Collateral Agent shall deem appropriate with respect to such Leasehold Mortgaged Properties and evidence that each leasehold estate set forth on Schedule 5.1(e)(ii) is in the name of a Credit Party;

                          (iii) ALTA or other appropriate form mortgagee title insurance policies (the "Mortgage Policies") issued by Chicago Title Insurance Company or other title insurers satisfactory to the Collateral Agent (the "Title Insurance Company"), in an amount satisfactory to the Collateral Agent with respect to each Mortgaged Property and each Leasehold Mortgaged Property (collectively, the "Title Properties"), which amount shall not exceed the fair market value for each such Title Property, assuring the Collateral Agent that the applicable Mortgages or Leasehold Mortgages, as applicable, create valid and enforceable first priority mortgage liens on the respective Title Properties, free and clear of all defects and encumbrances except Permitted Liens which Mortgage Policies shall be in form and substance reasonably satisfactory to the Collateral Agent and containing such endorsements as shall be reasonably satisfactory to the Collateral Agent and for any other matters that the Collateral Agent may request, and providing affirmative insurance and such reinsurance as the Collateral Agent may request, all of the foregoing in form and substance reasonably satisfactory to the Agents;

                          (iv) to the extent not previously delivered to the Collateral Agent, maps or plats of an as-built survey of the sites of the Title Properties certified to the Collateral Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites;
                 (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor;
                 (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;

                          (v) an opinion of counsel (which counsel shall be satisfactory to the Collateral Agent) in the state in which each Mortgaged Property and Leasehold Mortgaged Property is located with respect to the enforceability of the Mortgages and Leasehold Mortgages, standard remedies with respect thereto, and sufficiency of the form of UCC-1 and/or UCC-3 financing statements to be recorded or filed in such state and such other matters as the Collateral Agent may request, in form and substance reasonably satisfactory to the Collateral Agent (with respect to any Mortgage or Leasehold Mortgage which is being amended in connection with this Credit Agreement, counsel shall opine that such Mortgage or Leasehold Mortgage (together with all amendments thereto) is enforceable against the respective Credit Party);

                          (vi) to the extent not previously delivered to the Collateral Agent, zoning letters from appropriate authorities in form and substance acceptable to the Collateral Agent or other evidence satisfactory to the Collateral Agent that each of the Title Properties, and the uses of the Title Properties, are in compliance in all material respects with all applicable zoning laws, including the zoning designation made for each of the Title Properties, the permitted uses of each such Title

                 Properties under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks;

                          (vii) to the extent not previously delivered to the Collateral Agent, certification from Bankers Hazard Determination Services or Borrower's land surveyor in a form reasonably satisfactory to the Collateral Agent or other evidence acceptable to the Collateral Agent that none of the improvements on the Title Properties located within the United States are located within any area designated by the Director of the Federal Emergency Management Agency as a "special flood hazard" area or if any improvements on the Title Properties are located within a "special flood hazard" area, evidence of a flood insurance policy from a company and in an amount satisfactory to the Collateral Agent for the applicable portion of the premises, naming the Collateral Agent, for the benefit of the Lenders, as mortgagee;

                          (viii) to the extent not previously delivered to the Collateral Agent, with respect to the Mortgaged Properties located in Bridgeview, Illinois and Troy, Ohio, a fully executed and notarized modification of the existing mortgage or deed of trust in favor of the issuer of the applicable letter of credit securing the bond financing on such property, in form and substance acceptable to the Collateral Agent, which amends and modifies such mortgage or deed of trust to secure, among other things, the obligations of the Credit Parties under this Credit Agreement; and

                          (ix) to the extent not previously delivered to the Collateral Agent, with respect to the Mortgaged Property located in Grove City, Pennsylvania, (A) such estoppel letters, consents and waivers from the owner of such Mortgaged Property and the holder of any existing mortgage or deed of trust on such Mortgaged Property, as may be reasonably required by the Collateral Agent, which estoppel letters shall be in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence that the installment sale contract pursuant to which the Borrower's interest in such Mortgaged Property is derived or a memorandum of such contract with respect thereto, or other evidence of such contract in form and substance reasonably satisfactory to the Collateral Agent, has been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Collateral Agent, so as to enable the Mortgage encumbering such Mortgaged Property to effectively create a valid and enforceable lien (subject only to Permitted Liens) on the Borrower's rights and interests in such Mortgaged Property in favor of the Collateral Agent (or such other Person as may be required or desired under local law) for the benefit of Lenders.

                 (f) Environmental Reports. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, environmental site assessment reports and related documents with respect to all Real Properties.

                 (g) Financial Statements. Receipt and approval by the Administrative Agent of (i) the consolidated financial statements of Holdings, the Borrower and their Subsidiaries for each of the fiscal years ending December 31, 1994, 1995 and 1996, including balance sheets and income and cash flow statements, audited by nationally recognized independent public accountants and containing an unqualified opinion of such firm that such statements present fairly, in all material respects, the consolidated financial position and results of operations of Holdings, the Borrower and their Subsidiaries, and are prepared in conformity with GAAP, (ii) unaudited consolidated financial statements of Holdings, the Borrower and their Subsidiaries for the fiscal quarter ending June 30, 1997, (iii) company prepared working capital detail of Holdings, the Borrower and their Subsidiaries for the most recent twelve month period, together with projections for working capital for the twelve month period subsequent to the Closing Date, (iv) a satisfactory proforma consolidated balance sheet of Holdings, the Borrower and their Subsidiaries as of the Closing Date giving effect to the transactions contemplated hereby, reviewed by nationally recognized independent accountants, (v) satisfactory projections of Holdings, the Borrower or any of their Subsidiaries (the "Projections") for each twelve month period through the twelve month period ending seven (7) years from the Closing Date and (vi) such other financial information deemed reasonably necessary for review in connection herewith.

                 (h) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, but not limited to, naming the Collateral Agent as additional insured or loss payee on behalf of the Lenders.

                 (i) Material Adverse Effect. No event shall have occurred since December 31, 1996 that has had or would be reasonably expected to have a Material Adverse Effect.

                 (j) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against a Credit Party or any of their Subsidiaries that would have or would reasonably be expected to have a Material Adverse Effect.

                 (k)      Officer's Certificates.

                          (i) The Administrative Agent shall have received a certificate or certificates executed by the chief financial officer or treasurer of the Borrower as of the Effective Date stating that (A) the Borrower and each of the Borrower's Subsidiaries are in compliance with all existing financial obligations, (B) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or, to the best knowledge of such chief financial officer, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower, any of the Borrower's Subsidiaries or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could be reasonably expected to have a Material Adverse Effect, (D) the financial statements and information delivered to the Administrative Agent on or before the Effective Date were prepared in good faith and using reasonable assumptions, (E) no event or condition has occurred since December 31, 1996 which has had or might be reasonably expected to have a Material Adverse Effect and (F) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (1) the Borrower and each of the Borrower's Subsidiaries is Solvent, (2) no Default or Event of Default exists, (3) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (4) the Credit Parties are in compliance with each of the financial covenants set forth in Section 7.2.

                          (ii) The Administrative Agent shall have received a certificate or certificates executed by the chief financial officer or treasurer of Holdings as of the Effective Date stating that (A) Holdings is in compliance with all existing financial obligations and (B) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein, Holdings is Solvent.

                 (l) Payment of Prior Credit Facility. Receipt by the Administrative Agent of evidence that all obligations outstanding under the Prior Credit Agreement have been or are in the process of being paid in full and all obligations (other than those indemnifications that specifically survive) have been or are being terminated.

                 (m) Initial Public Offering. Receipt by the Administrative Agent of evidence satisfactory to the Administrative Agent of the completion of the initial public offering of common stock of Holdings with net proceeds received from such offering of at least $90 million.

                 (n) Subordinated Debt. To the extent not previously received by the Administrative Agent, copies of all documentation evidencing the Subordinated Debt certified by an officer of the Borrower and Holdings, as applicable, to be true and correct, and the Administrative Agent shall be satisfied that the execution and delivery of the Credit Documents does not conflict with the terms of the Holdings Debentures or the Subordinated Notes.

                 (o) Stock Ownership Arrangements. Receipt by the Administrative Agent of copies, certified by the Borrower to be true and correct as of the Effective Date, of all documentation evidencing the stock ownership arrangements of Management.

                 (p) Consent. Receipt by the Administrative Agent of evidence that all governmental, shareholder and material third party consents and approvals necessary or desirable in connection with the execution and delivery of the Credit Documents and the consummation of the transactions set forth therein have been obtained.

                 (q) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Lenders and the Agents, including, without limitation, payments to the Agents set forth in the Fee Letters.

                 (r) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably and timely requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties and their Subsidiaries.

         5.2     CONDITIONS TO ALL EXTENSIONS OF CREDIT.

         In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans (including the obligations of the Lenders to make the second advance with respect to the Tranche A Term Loans as set forth in Section 2.3(a) or the obligation of any Lender to fund an increase in the Tranche B Term Loans in accordance with Section 2.4(b) or (d)), nor shall an Issuing Lender be required to issue or extend a Letter of Credit unless:

                 (a) Notice. The Borrower shall have delivered (i) in the case of any new Revolving Loan, a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1, (ii) in the case of any Letter of Credit, the applicable Issuing Lender shall have received an appropriate request for issuance in accordance with the provisions of Section 2.2 or (iii) in the case of the second advance with respect to the Tranche A Term Loans or any advance in connection with an increase in the Tranche B Term Loans, the Borrower shall have delivered notice of its desire to receive such advance at least one Business Day prior to such advance;

                 (b) Representations and Warranties. The representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made as of such date;

                 (c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto;

                 (d) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect since December 31, 1996; and

                 (e) Availability. Immediately after giving effect to the making of a Revolving Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, the sum of the Revolving Loans outstanding plus LOC Obligations outstanding shall not exceed the Revolving Committed Amount.

The delivery of each Notice of Borrowing and each request for a Letter of Credit shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d) and (e) above.


                                   SECTION 6

                         REPRESENTATIONS AND WARRANTIES

         Each Credit Party hereby represents and warrants to the Agents and each Lender that:

         6.1     ORGANIZATION AND GOOD STANDING.

         Holdings, the Borrower and each of their Subsidiaries (a) is a corporation duly incorporated or formed, validly existing and in good standing (or its equivalent) under the laws of the State (or other jurisdiction) of its incorporation or formation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every United States jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

         6.2     DUE AUTHORIZATION.

         Each Credit Party (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.

         6.3     NO CONFLICTS.

         Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws, (b) materially violate, contravene or conflict with any law, regulation (including, without limitation, Regulation U or Regulation
X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have or might be reasonably expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

         6.4     CONSENTS.

         No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents by a Credit Party, or if required, such consent, approval and authorization has been obtained.

         6.5     ENFORCEABLE OBLIGATIONS.

         This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors' rights generally or by general equitable principles.

         6.6     FINANCIAL CONDITION.

         The financial statements and financial information provided to the Lenders as described in Section 7.1 fairly present the financial condition and operations of Holdings, the Borrower and their Subsidiaries as of the date of each such statement. In addition, such financial statements were prepared in accordance with GAAP and, since the audited financial statements dated December 31, 1996, there have occurred no changes or circumstances which have had or are likely to have a Material Adverse Effect.

         6.7     NO DEFAULT.

         No Default or Event of Default has occurred and continues to exist.

         6.8     OWNERSHIP.

         Other than Permitted Liens, each Credit Party, and each of its Subsidiaries, is the owner of (free and clear of all Liens) and has good and marketable title to (a) all of its Mortgaged Properties (except as indicated on the Mortgage Policies accepted by the Collateral Agent) and (b) all of its other respective assets.

         6.9     INDEBTEDNESS.

         The Credit Parties and their Subsidiaries have no Indebtedness except
(a) as disclosed in the financial statements referenced in Section 5.1(g), (b) as set forth on Schedule 6.9 and (c) as otherwise permitted by this Credit Agreement.

         6.10    LITIGATION.

         There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against Holdings, the Borrower or any of their Subsidiaries which would have or would be reasonably expected to have a Material Adverse Effect.

         6.11    MATERIAL AGREEMENTS.

         Neither Holdings, the Borrower nor any of their Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect.

         6.12    TAXES.

         Each of Holdings, the Borrower and their Subsidiaries, has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP in effect from time to time. No Credit Party is aware of any proposed material tax assessments against it, any of its Subsidiaries or any other Credit Party.

         6.13    COMPLIANCE WITH LAW.

         Each of Holdings, the Borrower and their Subsidiaries, is in compliance with all laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply would not have or be reasonably expected to have a Material Adverse Effect.

         6.14    ERISA.

         Except as would not result or be reasonably expected to result in a Material Adverse Effect:

                 (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

                 (b) The actuarial present value of all "benefit liabilities" under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities.

                 (c) Neither a Credit Party, nor any of its Subsidiaries nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, are reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

                 (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or is reasonably likely to subject the Borrower or any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

                 (e) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and its Subsidiaries and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the Financial Statements in accordance with FASB 106.

                 (f) Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601- 609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

         6.15    SUBSIDIARIES.

         Set forth on Schedule 6.15 is a complete and accurate list of all Subsidiaries of each Credit Party as of the Closing Date. Information on
Schedule 6.15 includes, as of the Closing

Date, jurisdiction of incorporation; the number of shares of each class of capital stock or other equity interests outstanding; the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Credit Party; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding capital stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Credit Party, directly or indirectly, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). Other than as set forth in Schedule 6.15, as of the Closing Date, neither any Credit Party nor any Subsidiary thereof has outstanding any securities convertible into or exchangeable for its capital stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its capital stock.

         6.16    USE OF PROCEEDS; MARGIN STOCK.

         The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.11. None of the proceeds of the Loans will be used in a manner which would violate or result in a violation of Regulation U, Regulation X or Regulation G or for any other purpose which might be inconsistent with the provisions of Regulation U, Regulation X, Regulation G or Regulation T. As of the Closing Date, none of the Credit Parties owns any Margin Stock. Following the application of the proceeds of each Loan, less than 25% of the value (as determined by any reasonable method) of the assets of Holdings and its Subsidiaries (on a consolidated and an unconsolidated basis) which are subject to any limitation on sale, pledge or other restriction hereunder taken as a whole are and will continue to be, Margin Stock, it being understood that the Credit Parties may only purchase Margin Stock if it qualifies as a Permitted Investment.

         6.17    GOVERNMENT REGULATION.

         No Credit Party, nor any of its Subsidiaries, is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, no Credit Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company, or a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary" or a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         6.18    ENVIRONMENTAL MATTERS.

                 (a) Except to the extent it would not cause or be reasonably expected to cause a Material Adverse Effect:

                          (i) each of the Real Properties and all other real property owned or leased by any Credit Party or any one of its Subsidiaries (collectively, the "Properties") and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the businesses operated by a Credit Party or any of their Subsidiaries (the "Businesses"), and there are no conditions relating to the Businesses or Properties that could give rise to liability under any applicable Environmental Laws.

                          (ii) None of the Properties contains, or has previously contained, any Hazardous Materials at, on or under the Properties in amounts or concentrations that, if release, constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

                          (iii) No Credit Party has received any written or verbal notice of, or inquiry from any Governmental Authority, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any Credit Party have knowledge or reason to believe that any such notice is being threatened.

                          (iv) Hazardous Materials have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf of any Credit Party or any of their Subsidiaries.

                          (v) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of a Credit Party, threatened, under any Environmental Law to which a Credit Party or any of their Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to a Credit Party or any of their Subsidiaries, the Properties or the Businesses.

                          (vi) There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of a Credit Party or any of their Subsidiaries in connection with the Properties or otherwise in connection with the Businesses.

                          (vii) Neither a Credit Party nor any of their Subsidiaries has assumed any liability of any Person (other than another Credit Party) under any Environmental Law.

                 (b) The Borrower has adopted procedures that are designed to (i) ensure that each Credit Party and their Subsidiaries, any of their operations and each of the properties owned or leased by each Credit Party and their Subsidiaries remains in material compliance with applicable Environmental Laws and (ii) minimize any liabilities or potential liabilities that each Credit Party and their Subsidiaries, any of their operations and each of the properties owned or leased by each Credit Party and their Subsidiaries may have under applicable Environmental Laws.

                 (c) As of the Closing Date, no Credit Party is aware of any material environmental issues other than as set forth on Schedule 6.18, none of which has caused or could be reasonably expected to cause a Material Adverse Effect.

         6.19    INTELLECTUAL PROPERTY.

         Each Credit Party and each of their Subsidiaries owns, or has the legal right to use, all Material Intellectual Property owned or licensed by it. Set forth on Schedule 6.19 is a list of all registrations and applications for Material Intellectual Property owned by each Credit Party and a list of all license agreements to which a Credit Party is a party relating to Material Intellectual Property that any Credit Party has the right to use as of the Closing Date. Except as provided on Schedule 6.19, as of the Closing Date, no claim has been asserted and is pending by any Person against any Credit Party challenging or questioning the use of any such Material Intellectual Property or the validity or effectiveness of any such Material Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties' knowledge the use of such Material Intellectual Property by a Credit Party or any of their Subsidiaries does not infringe on the rights of any Person.
Except as set forth on Schedule 6.19, as of the Closing Date, none of the Material Intellectual Property owned by a Credit Party is the subject of any licensing or franchise agreement.

         6.20    SOLVENCY.

         Each Credit Party is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

         6.21    INVESTMENTS.

         All Investments of each Credit Party and each of their Subsidiaries are either Permitted Investments or otherwise permitted by the terms of this Credit Agreement.

         6.22    LOCATION OF COLLATERAL.

         Set forth on Schedule 6.22(a) is a list of all Real Properties with street address, county or district and state where located as of the Closing Date. Set forth on Schedule 6.22(b) is a list of all locations where any personal property of a Credit Party is located, including county or district and state where located as of the Closing Date. Set forth on Schedule 6.22(c) is the chief executive office and principal place of business of each Credit Party as of the Closing Date.

         6.23    NO FINANCING OF CORPORATE TAKEOVERS.

         Other than the repurchase of the Subordinated Notes and the Holdings Debentures in accordance with the terms of this Credit Agreement, no proceeds of the Loans hereunder have been or will be used to acquire, directly or indirectly, any security in any transaction which is subject to Sections 13 or 14(d) of the Securities Exchange Act of 1934, as amended, or to refinance any Indebtedness used to acquire any such securities.

         6.24    DISCLOSURE.

         Neither (a) this Credit Agreement nor (b) any financial statements delivered to the Lenders nor (c) any other document, certificate or written statement on the date as of which such document, certificate or statement is made or certified, furnished to the Lenders by any Credit Party (including any officer or director of a Credit Party) in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein in light of the circumstances in which they were made, taken as a whole, not misleading; provided that projections and assumptions expressed in the information, exhibits, reports, certificates, statements and documents so furnished were reasonable based on the information available at the time so furnished, but no Credit Party makes any representation or warranty that such projections or assumptions will prove in the future to be accurate or that any Credit Party or any of their Subsidiaries will achieve the financial results reflected therein.

         6.25    LICENSES, ETC.

         The Credit Parties have obtained and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, except where the failure to obtain same would not have a Material Adverse Effect.

         6.26    NO BURDENSOME RESTRICTIONS.

         No Credit Party, nor any of their Subsidiaries, is a party to any agreement or instrument or subject to any charter or corporate restriction which, individually or in the aggregate, would have or be reasonably expected to have a Material Adverse Effect.

         6.27    COLLATERAL DOCUMENTS.

         The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are and will remain perfected security interests and Liens to the extent required by the Collateral Documents, prior to all other Liens other than Permitted Liens. Each of the representations and warranties made by the Credit Parties and their Subsidiaries in the Collateral Documents is true and correct in all material respects. Notwithstanding the foregoing, it is understood that certain Collateral can only be perfected upon the filing of adequate financing statements in appropriate filing offices.


                                   SECTION 7

                             AFFIRMATIVE COVENANTS

         Each Credit Party hereby covenants and agrees that until the Loans and LOC Obligations, together with interest and fees and other obligations hereunder other than obligations that expressly survive the termination of this Credit Agreement, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:

         7.1     INFORMATION COVENANTS.

         The Borrower will furnish, or cause to be furnished, to the Administrative Agent and, except as otherwise specifically provided below, each of the Lenders:

                 (a) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of Holdings and its Subsidiaries and the Borrower and its Subsidiaries, as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner.

                 (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of the Borrower (other than the fourth fiscal quarter, in which case 90 days after the end thereof), (i) a consolidated balance sheet and income statement of Holdings and its Subsidiaries, and the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a management discussion as to such financial information and a certificate of the chief financial officer or treasurer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition and results of operations of Holdings, the Borrower and their Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

                 (c) Monthly Financial Statements. As soon as available and in any event within 35 days after the end of each month of the Borrower (other than the last month of the first three fiscal quarters in which case 45 days after the end thereof), a consolidated balance sheet and income statement of Holdings and its Subsidiaries, and the Borrower and its Subsidiaries as at the end of such month, together with related consolidated statements of operations and retained earnings and of cash flows for such month in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year (and such other financial information as reasonably requested by the Administrative Agent or the Required Lenders, including financial information regarding the divisions of the Borrower), all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a management discussion as to such financial information and a certificate of the chief financial officer or treasurer of the Borrower to the effect that such monthly financial statements fairly present in all material respects the financial condition and results of operations of Holdings, the Borrower and their Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

                 (d) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer or treasurer of the Borrower substantially in the form of Exhibit 7.1(d), (i) demonstrating compliance with the financial covenants contained in
         Section 7.2 by calculation thereof as of the end of each such fiscal period, (ii) demonstrating compliance with any other terms of the Credit Agreement as requested by the Administrative Agent and (iii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto. The Borrower shall also deliver a copy of such certificate to the Agency Services Address.

                 (e) Annual Business Plan and Budgets. At least 30 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 1997, an annual business plan and budget of Holdings, the Borrower and each of its operating groups containing, among other things, pro forma financial statements for the next fiscal year.

                 (f) Compliance With Certain Provisions of the Credit Agreement. Within 90 days after the end of each fiscal year of the Borrower, the Borrower shall deliver a certificate, containing information regarding (i) the calculation of Excess Cash Flow, and
         (ii) the amount of any Asset Dispositions, Debt Issuances, Equity Issuances and Receivables Transactions that were made during the prior fiscal year.

                 (g) Accountant's Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

                 (h) Auditor's Reports. Promptly upon receipt thereof, a copy of any "management letter" submitted by independent accountants to Holdings, the Borrower or any of their Subsidiaries in connection with any annual, interim or special audit of the books of Holdings, the Borrower or any of their Subsidiaries.

                 (i) Reports. Promptly upon transmission or receipt thereof, (a) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as Holdings, the Borrower or any of their Subsidiaries shall send to its shareholders generally or to a holder of any Indebtedness owed by Holdings, the Borrower or any of their Subsidiaries in its capacity as such a holder and (b) upon the written request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

                 (j) Notices. Upon a Credit Party obtaining knowledge thereof, such Credit Party will give written notice to the Administrative Agent immediately of (a) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (b) the occurrence of any of the following with respect to Holdings, the Borrower or any of their Subsidiaries (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against Holdings, the Borrower or any of their Subsidiaries which if adversely determined would have or would be reasonably expected to have a Material Adverse Effect, or
         (ii) the institution of any proceedings against Holdings, the Borrower or any of their Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would have or would be reasonably expected to have a Material Adverse Effect.

                 (k) ERISA. Upon any of the Credit Parties or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of any of the following which would have or would be reasonably expected to have a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which Holdings, the Borrower or any of their Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by a principal financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Borrower shall furnish the Administrative Agent with such additional information concerning any Plan as may be reasonably requested (and in the case of a Multiemployer Plan is reasonably available to the Credit Parties or their Subsidiaries), including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

                 (l)      Environmental.

                          (i) Upon the reasonable written request of the Administrative Agent, the Borrower will furnish or cause to be furnished to the Administrative Agent, at the Borrower's expense, a report of an environmental assessment of reasonable scope, form and depth, including, where appropriate, invasive soil or groundwater sampling, by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any property owned, leased or operated by a Credit Party and as to the compliance by the Credit Parties with Environmental Laws. If the Borrower fails to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Borrower hereby grants to the Administrative Agent and its representatives access to such properties and a license of a scope reasonably necessary to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Borrower on demand and added to the obligations secured by the Collateral Documents.

                          (ii) Each Credit Party will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any real property owned or leased by a Credit Party to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such real property to the extent any failure to do so would cause or be reasonably expected to cause a Material Adverse Effect.

                 (m) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request.

         7.2     FINANCIAL COVENANTS.

                 (a) Leverage Ratio. The Leverage Ratio, as of the end of each fiscal quarter, for the twelve month period ending on such date, shall be less than or equal to:

                          (i) From the Effective Date to and including March 31, 1998, 5.0 to 1.0;

                          (ii) From April 1, 1998 to and including September 30, 1998, 4.5 to 1.0;

                          (iii) From October 1, 1998 to and including September 30, 1999, 4.25 to 1.0;

                          (iv) From October 1, 1999 to and including September 30, 2000, 3.75 to 1.0; and

                          (v)     From October 1, 2000 and thereafter, 3.5 to
                 1.0.

                 (b) Interest Coverage Ratio. The Interest Coverage Ratio, as of the end of each fiscal quarter, for the twelve month period ending on such date, shall be greater than or equal to:

                          (i) From the Effective Date to and including March 31, 1998, 2.35 to 1.0;

                          (ii) From April 1, 1998 to and including September 30, 1998, 2.4 to 1.0;

                          (iii) From October 1, 1998 to and including September 30, 1999, 2.5 to 1.0;

                          (iv) From October 1, 1999 to and including September 30, 2000, 2.75 to 1.0; and

                          (v)     From October 1, 2000 and  thereafter, 3.0 to
                 1.0.

                 (c) Net Worth. At all times Net Worth shall be greater than or equal to:

                          (i) From the Effective Date to and including December 30, 1997, negative Sixty Million (- $60,000,000);

                          (ii) From December 31, 1997 to and including March 30, 1998, negative Fifty Five Million (- $55,000,000);

                          (iii) From March 31, 1998 to and including June 29, 1998, negative Fifty Million (- $50,000,000);

                          (iv) From June 30, 1998 to and including September 29, 1998, negative Forty Five Million (- $45,000,000);

                          (v) From September 30, 1998 to and including December 30, 1998, negative Forty Million (- $40,000,000);

                          (vi) From December 31, 1998 to and including December 30, 1999, negative Thirty Five Million
                 (-$35,000,000);

                          (vii) From December 31, 1999 to and including December 30, 2000, negative Twenty Million (- $20,000,000);

                          (viii) From December 31, 2000 to and including December 30, 2001, Five Million ($5,000,000);

                          (ix) From December 31, 2001 to and including December 30, 2002, Twenty Five Million ($25,000,000);

                          (x) From December 31, 2002 to and including December 30, 2003, Forty Five Million ($45,000,000); and

                          (xi) From December 31, 2003 and thereafter, Sixty Five Million ($65,000,000).

                 (d) Fixed Charge Coverage. The Fixed Charge Coverage Ratio, as of the end of each fiscal quarter, for the twelve month period ending on such date, shall be greater than or equal to 1.0 to 1.0.

         7.3     PRESERVATION OF EXISTENCE AND FRANCHISES.

         Each of the Credit Parties will, and will cause its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority unless any such Credit Party determines that any such rights, franchises or authority is no longer necessary to the conduct of its business.

         7.4     BOOKS AND RECORDS.

         Each of the Credit Parties will, and will cause its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

         7.5     COMPLIANCE WITH LAW.

         Each of the Credit Parties will, and will cause its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property (including, without limitation, Environmental Laws) if noncompliance with any such law, rule, regulation, order or restriction would have or reasonably be expected to have a Material Adverse Effect.

         7.6     PAYMENT OF TAXES AND OTHER INDEBTEDNESS.

         Each of the Credit Parties will, and will cause its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that a Credit Party or its Subsidiary shall not be required to pay (i) any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP or (ii) any such payment in (a), (b) or (c) above if the failure to make such payment does not give rise to an immediate right to foreclose on a Lien securing such amounts or would not have or be reasonably expected to cause a Material Adverse Effect.

         7.7     INSURANCE.

         Each of the Credit Parties will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. All policies shall have the Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee.

In the event there occurs any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In the case of any such loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party's cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed; provided, however, that such Credit Party need not repair or replace the Collateral of such Credit Party so lost, damaged or destroyed to the extent the failure to make such repair or replacement (a) is desirable to the proper conduct of the business of such Credit Party in the ordinary course and otherwise is in the best interest of such Credit Party and (b) would not materially impair the rights and benefits of the Administrative Agent or the Lenders under this Credit Agreement or any other Credit Document. In the event a Credit Party shall receive any proceeds of such insurance in a net amount in excess of $5,000,000 for any single occurrence, such Credit Party will immediately pay over such proceeds to the Administrative Agent, for payment on the Credit Party Obligations; provided, however, that the Administrative Agent agrees to release such insurance proceeds to such Credit Party for replacement or restoration of the portion of the Collateral of such Credit Party lost, damaged or destroyed if, but only if, (A) no Default or Event of Default shall have occurred and be continuing at the time of release, (B) written application for such release is received by the Administrative Agent from such Credit Party within 30 days after written notice of receipt of such proceeds and (C) the Administrative Agent has received evidence reasonably satisfactory to it that the Collateral lost, damaged or destroyed has been or will be replaced or restored to its condition immediately prior to the loss, destruction or other event giving rise to the payment of such insurance proceeds or such proceeds are used in a manner reasonably acceptable to the Administrative Agent. All insurance proceeds shall be subject to the security interest of the Collateral Agent under the Security Agreement.

The present insurance coverage as of the Closing Date of Holdings, the Borrower and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.7. The Borrower agrees to provide to the Administrative Agent notice once per annum as to any material changes in such insurance coverage.

         7.8     MAINTENANCE OF PROPERTY.

         Each of the Credit Parties will, and will cause its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses unless any such Credit Party determines any such properties or equipment are no longer necessary to the conduct of its business.

         7.9     PERFORMANCE OF OBLIGATIONS.

         Each of the Credit Parties will, and will cause its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

         7.10    COLLATERAL.

         If, subsequent to the Effective Date, a Credit Party shall (i) acquire any personal property which would be required to be delivered to the Collateral Agent in accordance with the Collateral Documents or any fee simple interest in real property, Material Intellectual Property or securities or (ii) enter into any lease agreement with respect to any real property (not including immaterial office space) not part of the Real Properties as of the Closing Date, the Borrower shall notify the Administrative Agent of same in each case as soon as practicable after the acquisition thereof or execution of such lease agreement, as appropriate. Each Credit Party shall adhere to the covenants regarding the location of personal property as set forth in the Security Agreement. Each Credit Party shall take such action, as reasonably requested by the Administrative Agent, to ensure that the Lenders have a first priority perfected Lien in all real and personal property of the Credit Parties as set forth in the Collateral Documents (whether now owned or hereafter acquired), subject only to Permitted Liens.

         7.11    USE OF PROCEEDS.

         The Credit Parties will use the proceeds of the Loans solely (a) to refinance all Indebtedness outstanding under the Prior Credit Agreement, (b) to repurchase Subordinated Notes and Holding Debentures, (c) to pay premiums, fees and expenses in connection with the Credit Agreement and the repurchase of Subordinated Notes and Holdings Debentures, (d) to provide letters of credit for general corporate purposes including the credit enhancement of the existing outstanding principal balance under certain industrial revenue bonds in connection with the Mortgaged Properties, (e) to provide working capital and for general corporate purposes including Permitted Investments, (f) to make Permitted Acquisitions and (g) to provide loans to Management pursuant to stock ownership arrangements of Management in an amount not to exceed $15,000,000 in the aggregate. The Credit Parties will use the Letters of Credit solely for the purposes set forth in Section 2.2(a).

         7.12    AUDITS/INSPECTIONS.

         Upon reasonable notice and during normal business hours, each Credit Party will permit, and will cause its Subsidiaries to permit, representatives appointed by the Administrative Agent or the Required Lenders, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect such Credit Party's property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent, the Required Lenders or their representatives to investigate and verify the accuracy of information provided to the Lenders, and to discuss all such matters with the officers, employees and representatives of the Credit Parties. The Credit Parties agree that the Administrative Agent and its representatives may conduct an annual audit of the Collateral (or may audit the Collateral at any time during the existence of an Event of Default), at the expense of the Borrower.

         7.13    ADDITIONAL CREDIT PARTIES.

         At the time any Person becomes a Subsidiary of a Credit Party, the Borrower shall so notify the Administrative Agent and promptly thereafter (but in any event within 30 days after the date thereof) shall cause such Person to
(a) if it is a Domestic Subsidiary, execute a Joinder Agreement in substantially the same form as Exhibit 7.13, (b) cause all of the capital stock of such Person (if it is a Domestic Subsidiary) or 65% of the capital stock of such Person (if it is a First Tier Foreign Subsidiary) to be delivered to the Collateral Agent (together with undated stock powers signed in blank) and pledged to the Collateral Agent pursuant to an appropriate pledge agreement in substantially the form of the Pledge Agreement (or a joinder to the existing Pledge Agreement) and otherwise in a form acceptable to the Collateral Agent,
(c) if such Person is a Domestic Subsidiary, pledge all of its assets to the Collateral Agent pursuant to a security agreement in substantially the form of the Security Agreement (or a joinder to the existing Security Agreement) and otherwise in a form acceptable to the Collateral Agent, and (d) if such Person is a Domestic Subsidiary and has any Subsidiaries, (A) deliver all of the capital stock of such Domestic Subsidiaries owned by it and 65% of the stock of the First Tier Foreign Subsidiaries owned by it (together with undated stock powers signed in blank) to the Collateral Agent and (B) execute a pledge agreement in substantially the form of the Pledge Agreement (or a joinder to the existing Pledge Agreement) and otherwise in a form acceptable to the Collateral Agent, (e) if such Person is a Domestic Subsidiary and owns or leases any real property, execute any and all necessary mortgages, deeds of trust, deeds to secure debt or other appropriate real estate collateral documentation in a form acceptable to the Collateral Agent (or use its commercially reasonable efforts to cause to be delivered to the Collateral Agent a landlord waiver or estoppel letter with respect thereto in a form reasonably acceptable to the Collateral Agent) and (f) deliver such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, environmental reports, landlord's waivers, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Collateral Agent.

         7.14    INTEREST RATE PROTECTION AGREEMENTS.

         Within ninety (90) days after the Closing Date, the Borrower shall enter into and maintain interest rate protection agreements, in form and substance acceptable to Administrative Agent, protecting against, for a period expiring no earlier than three years from the date such interest rate protection agreement is purchased, fluctuations in interest rates and in a notional amount of at least fifty percent (50%) of the outstanding principal amount of the Term Loans.

         7.15    SUBORDINATED NOTES.

         The Borrower will prepay or repurchase all the Subordinated Notes on or before the Subordinated Notes Call Date.

         7.16    FURTHER ASSURANCES REGARDING LANDLORD WAIVERS.

         As soon as practicable after the Effective Date and in any event not later than 60 days after the Closing Date the Credit Parties shall use their commercially reasonable efforts to cause to be delivered to the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, an estoppel letter, consent or waiver from the landlords with respect to each leasehold estate of a Credit Party set forth on Schedule 7.16 (each an "Other Leasehold Property" and collectively the "Other Leasehold Properties"), which estoppel letters, consents or waivers shall, among other things, recognize the Collateral Agent's first priority security interest in all personal property located on the Other Leasehold Properties and provide a waiver of such landlord's rights in such personal property in form and substance reasonably satisfactory to the Collateral Agent.

         7.17    INFORMATION UPDATE.

         Each of the Credit Parties hereby agrees that it shall promptly (and in any event within ten Business Days) update Schedule 6.15, Schedule 6.19 and/or Schedule 6.22 upon the request of the Administrative Agent or the Required Lenders; provided, however, each of the Lenders hereby agrees that such update of Schedule 6.15, Schedule 6.19 and/or Schedule 6.22 shall not be considered an amendment or change to the Credit Agreement and therefore will not require the signature of the Required Lenders.

                                   SECTION 8

                               NEGATIVE COVENANTS

         Each Credit Party hereby covenants and agrees that until the Loans and LOC Obligations, together with interest, fees and other obligations hereunder other than obligations that expressly survive the termination of this Credit Agreement, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:

         8.1     INDEBTEDNESS.

         Neither Holdings, the Borrower nor any of their Subsidiaries will contract, create, incur, assume or permit to exist any Indebtedness, except:

                 (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

                 (b) Indebtedness existing as of the Closing Date as referenced in Section 6.9 (and renewals, refinancings, replacements or extensions thereof on terms and conditions no more favorable, in the aggregate, to such Person than such existing Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing, replacement or extension);

                 (c) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business and to the extent not current, accounts payable and accrued expenses that are subject to bona fide dispute;

                 (d) Indebtedness owing by (i) one Credit Party to another Credit Party, (ii) a Foreign Subsidiary to another Foreign Subsidiary,
         (iii) a Credit Party to a Foreign Subsidiary and (iv) a Foreign Subsidiary to a Credit Party provided such Indebtedness is a Permitted Investment;

                 (e) Indebtedness with respect to Capital Leases and purchase money Indebtedness, provided that (i) the total of all such Indebtedness shall not exceed $5,000,000, in the aggregate, at any one time, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

                 (f) Indebtedness in connection with a permitted Receivables Transaction;

                 (g) Indebtedness evidenced by the interest rate protection agreements referred to in Section 7.14 or any other Hedging Agreement entered into in the ordinary course of business and not for speculative purposes;

                 (h) Indebtedness existing with respect to real property or any industrial revenue bond financing of a corporation which becomes a Subsidiary of the Borrower or is merged with or into a Credit Party after the date hereof; provided that (A) such Indebtedness existed at the time such corporation became a Subsidiary of the Borrower or was merged with or into a Credit Party, (B) such Indebtedness was not incurred in anticipation thereof, (C) at such time no Default or Event of Default exists or shall result from such transaction and (D) such Indebtedness is more favorable than available under this Credit Agreement;

                 (i) Indebtedness with respect to the Newton Property not to exceed $9,000,000;

                 (j) Indebtedness incurred by Foreign Subsidiaries (in addition to such Indebtedness permitted by Section 8.1(d) above) not to exceed $30,000,000, in the aggregate, at any one time; and

                 (k) other unsecured Indebtedness (in addition to Indebtedness otherwise permitted under this Section 8.1) which does not exceed $5,000,000, in the aggregate, at any one time.

         8.2     LIENS.

         Neither Holdings, the Borrower nor any of their Subsidiaries will contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for Permitted Liens.

         8.3     NATURE OF BUSINESS.

         Neither Holdings, the Borrower nor any of their Subsidiaries will alter the character of its business from that conducted as of the Effective Date or engage in any business other than the business conducted as of the Effective Date and activities which are substantially similar or related thereto.

         8.4     CONSOLIDATION AND MERGER.

         Neither Holdings, the Borrower nor any of their Subsidiaries will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 8.4, the following actions may be taken if after giving effect thereto no Default or Event of Default exists and provided that other actions are taken as reasonably necessary to ensure that the Lenders have a Lien on all Collateral subject only to Permitted Liens:

                 (a) any Credit Party other than Holdings may be merged or consolidated with or into the Borrower or any other Credit Party; provided that if such transaction shall be between the Borrower and another Credit Party, the Borrower shall be the continuing or surviving corporation;

                 (b) any Credit Party other than Holdings may merge or consolidate with any other Person (other than another Credit Party) if such Credit Party shall be the continuing or surviving corporation or such other Person may be the surviving corporation if such other Person becomes a Credit Party hereunder in accordance with the terms of this Credit Agreement upon consummation of such merger and takes such other action as required by the Collateral Agent; provided, however, notwithstanding the foregoing, if the Borrower is involved in such merger or consolidation with any other Person, the Borrower shall be the surviving corporation; and

                 (c) any Foreign Subsidiary may merge or consolidate with any other Foreign Subsidiary.

         8.5     SALE OR LEASE OF ASSETS.

         Unless the Net Cash Proceeds are forwarded to the Administrative Agent as set forth in Section 3.3(b)(iii), neither Holdings, the Borrower nor any of their Subsidiaries will convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or assets whether now owned or hereafter acquired, including, without limitation, inventory, receivables, leasehold interests, and securities but excluding (i) any inventory or other assets sold, leased or disposed of (or simultaneously replaced with like goods) in the ordinary course of business,
(ii) obsolete, idle or worn-out assets no longer used or useful in its business, (iii) subject to Section 8.4, the sale, lease or transfer or other disposal by a Credit Party of any or all of its assets or the capital stock of any other Credit Party to the Borrower, another Credit Party or other Person provided such Person promptly becomes a Credit Party in accordance with the terms of Section 7.13, (iv) permitted Receivables Transactions, if consideration paid by third parties does not exceed, in the aggregate, $50,000,000, and all proceeds from same are paid to the Lenders as set forth in
Section 3.3(b)(iv), (v) license agreements entered, as licensor, in the ordinary course of business for use of intellectual property or other intangible assets of any Credit Party or any of their Subsidiaries, (vi) transfers constituting Permitted Investments, (vii) other sales of assets of the Credit Parties or any of their Subsidiaries not to exceed $1,000,000, in the aggregate, during any fiscal year of the Borrower and (viii) other sales of assets of the Foreign Subsidiaries; provided that the Borrower complies with the terms of Section 3.3(b)(iii).

         8.6     SALE LEASEBACKS.

         Except with the consent of the Required Lenders, none of the Credit Parties will, nor will it permit any of its Subsidiaries to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Credit Party or Subsidiary has sold or transferred or is to sell or transfer to any other Person other than a Credit Party or (b) which such Credit Party or Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party or Subsidiary to any Person other than a Credit Party in connection with such lease.

         8.7     ADVANCES, INVESTMENTS AND LOANS.

         Neither Holdings, the Borrower nor any of their Subsidiaries will make any Investments except for Permitted Investments.

         8.8     RESTRICTED PAYMENTS.

         Neither Holdings, the Borrower nor any of their Subsidiaries will, directly or indirectly, (a) declare or pay any dividends (whether cash or otherwise) or make any other distribution upon any shares of its capital stock of any class or (b) purchase, redeem or otherwise acquire or retire or make any provisions for redemption, acquisition or retirement of any shares of its capital stock of any class or any warrants or options to purchase any such shares other than a Permitted Investment; provided that (i) if no Default or Event of Default exists and is continuing, the Borrower may pay dividends to Holdings, (A) for administration expenses up to $1,000,000 per year, (B) to allow for the repurchase of stock or options of Holdings that constitutes a Permitted Investment, (C) to allow for the payment of taxes in accordance with that certain Tax Allocation Agreement dated as of December 17, 1992 among Ivex Packaging Corporation f/k/a Ivex Holdings Corporation and its Subsidiaries, (D) subsequent to September 14, 2000, to pay interest on the Holdings Debentures and (E) to allow for the redemption by Holdings of the Holdings Debentures,
(ii) (A) Subsidiaries of the Borrower may pay dividends to the Borrower or to another Credit Party that is a Subsidiary of the Borrower and (B) Foreign Subsidiaries may pay dividends to another Foreign Subsidiary, and (iii) Holdings may repurchase the capital stock of Holdings so long as such repurchase constitutes a Permitted Investment.

         8.9     TRANSACTIONS WITH AFFILIATES.

         Except as set forth on Schedule 8.9, neither Holdings, the Borrower nor any of their Subsidiaries will enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, or Affiliate (other than a Subsidiary of Holdings) other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

         8.10    OWNERSHIP OF BORROWER.

         Holdings will not sell, transfer or otherwise dispose of any shares of capital stock of the Borrower. Furthermore, Holdings will not hold any assets other than (a) the stock of the Borrower, (b) such amounts allowed to be transferred to Holdings pursuant to Section 8.8 and (c) net proceeds from an equity offering by Holdings for a period not to exceed 90 days from the date of such equity offering. Holdings may not have any liabilities other than the liabilities under the Credit Documents, the Holdings Debentures and tax liabilities and other liabilities in the ordinary course of business.


         8.11    FISCAL YEAR; ORGANIZATIONAL DOCUMENTS.

         Neither Holdings, the Borrower nor any of their Subsidiaries will (a) change its fiscal year without the prior written consent of the Required Lenders or (b) in any manner that would reasonably be likely to adversely affect the rights of the Lenders, change its articles or certificate of incorporation or its bylaws.

         8.12    SUBORDINATED DEBT.

         Neither Holdings nor the Borrower will amend, modify or waive any of the terms and conditions of the Holdings Debentures or the Subordinated Notes, as applicable, in a manner that would adversely affect the Lenders, or their rights under the Credit Documents, without the prior written consent of the Required Lenders; provided that any amendment to the terms and conditions of the Subordinated Debt solely to allow for the redemption or other acquisition of Holdings Debentures or Subordinated Notes in accordance with the terms hereof shall not be deemed to adversely affect the Lenders.

         8.13    NO LIMITATIONS.

         No Credit Party will, nor will it permit its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person's capital stock, (b) pay any Indebtedness owed to the Borrower or any other Credit Party, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of
(i) customary non-assignment or net worth provisions in any lease governing a leasehold interest, license or other contract, (ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of the Borrower; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of the Borrower and was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) this Credit Agreement and the other Credit Documents, (iv) any agreement of a Credit Party or any of its Subsidiaries in effect as of the Closing Date governing Indebtedness of a Credit Party or any of its Subsidiaries outstanding as of the Closing Date and, if such Indebtedness is renewed, extended or refinanced in accordance with the terms of this Credit Agreement, such other restrictions in the agreements governing the renewed, extended or refinanced Indebtedness (and successive renewals, extensions and refinancings thereof in accordance with the terms of this Credit Agreement) provided such restrictions are no more restrictive in any material respect than those contained in the agreements governing such outstanding Indebtedness being renewed, extended or refinanced,
(v) any agreement governing Indebtedness permitted by Section 8.1(f), (g) and
(k) provided such restrictions are no more restrictive in any material respect than those contained in the Credit Documents, (vi) any agreement governing Indebtedness permitted by Section 8.1(h), (vii) any agreement of a Foreign Subsidiary governing Indebtedness permitted by Section 8.1(j), (viii) any agreement establishing Permitted Liens with respect to those assets subject to such Permitted Liens and (ix) any agreement of a foreign joint venture in effect at such time such foreign joint venture becomes a Subsidiary of a Credit Party.

         8.14    NEGATIVE PLEDGES.

         Except as set forth in the Credit Documents and in any agreements governing Indebtedness permitted by Schedule 8.1(b), a Credit Party will not, nor will it permit any of its

Domestic Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation; except for any prohibition or restriction existing under or by reason of (i) Indebtedness permitted by Section 8.1(b), (ii) customary non-assignment provisions in leases, licenses and other contracts,
(iii) restrictions in agreements establishing Permitted Liens with respect to the assets subject to such Permitted Liens, (iv) any agreement governing Indebtedness permitted by Section 8.1(f), (g) and (k) provided such restrictions are no more restrictive in any material respect than those contained in the Credit Documents, (v) any agreement of a Foreign Subsidiary governing Indebtedness permitted by Section 8.1(j) and (vi) any agreement governing Indebtedness permitted by Section 8.1(h).

         8.15    LIMITATION ON FOREIGN OPERATIONS.

         The Credit Parties will not, nor will they permit any of their Subsidiaries to, allow the Foreign Subsidiaries to have assets which in the aggregate constitute more than 30% of Total Assets at any time.

         8.16    MARGIN REGULATIONS.

         The Credit Parties will not, nor will they permit any of their Subsidiaries to, use any of the proceeds of the Loans to purchase or carry any Margin Stock in violation of Regulation U, Regulation X or Regulation G. The Credit Parties will not, nor will they permit any of their Subsidiaries to, own any Margin Stock to the extent the value of all Margin Stock of Holdings and its Subsidiaries (on a consolidated and unconsolidated basis) would equal or exceed 25% of the value (as determined by any reasonable method) of the assets of Holdings and its Subsidiaries (on a consolidated and unconsolidated basis).


                                   SECTION 9

                               EVENTS OF DEFAULT

         9.1     EVENTS OF DEFAULT.

         An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

                 (a)      Payment.  Any Credit Party shall:

                          (i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligation arising from drawings under Letters of Credit; or

                          (ii) default, and such default shall continue for three or more days, in the payment when due of any interest on the Loans, or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

                 (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

                 (c)      Covenants.  Any Credit Party shall:

                          (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.3, 7.5, 7.11, 7.15, 7.17 or 8.1 through 8.16 inclusive; or

                          (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section
                 7.1 and such default shall continue unremedied for a period of five Business Days after the earlier of an officer of Credit Party becoming aware of such default or notice thereof is given by the Administrative Agent; or

                          (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this
                 Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent.

                 (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent, or (ii) any Credit Document shall fail to be in full force and effect or any Credit Document shall fail to give the Agents and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm its obligations under the Credit Documents.

                 (e) Guaranties. The guaranty given by the Credit Parties hereunder or by any Additional Credit Party hereafter or any provision thereof shall cease to be in full force and effect, or any guarantor thereunder or any Person acting by or on behalf of such guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty.

                 (f) Bankruptcy, etc. The occurrence of any of the following with respect to a Credit Party or any of its Subsidiaries (other than Insignificant Subsidiaries) (each a "Bankruptcy Event"):
         (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of a Credit Party or any of its Subsidiaries (other than Insignificant Subsidiaries) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of a Credit Party or any of its Subsidiaries (other than Insignificant Subsidiaries) or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or
         (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against a Credit Party or any of its Subsidiaries (other than Insignificant Subsidiaries) and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) a Credit Party or any of its Subsidiaries (other than Insignificant Subsidiaries) shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) a Credit Party or any of its Subsidiaries (other than Insignificant Subsidiaries) shall admit in writing its inability to pay its debts generally as they become due or is not generally paying its debts as they become due; or
         (v) a Credit Party or any of its Subsidiaries (other than Insignificant Subsidiaries) shall take any action in furtherance of any of the aforesaid purposes.

                 (g) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) of a Credit Party or any of its Subsidiaries in a principal amount in excess of $5,000,000 individually, or in the aggregate, including, without limitation, the Subordinated Debt (i) a Credit Party or any of its Subsidiaries shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) any such Indebtedness shall mature and remain unpaid.

                 (h) Judgments. One or more judgments, orders, or decrees shall be entered against a Credit Party or any of its Subsidiaries involving a liability of $2,500,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees (i) are the subject of any enforcement proceeding commenced by any creditor or (ii) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and unappealable or (B) 60 days.

                 (i) ERISA. The occurrence of any of the following events or conditions which in the aggregate would have a Material Adverse
         Effect: (A) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of a Credit Party or any of its Subsidiaries or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) a Credit Party or any of its Subsidiaries or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject a Credit Party or any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which a Credit Party or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

                 (j)      Ownership.  There shall occur a Change of Control.

                 (k) Subordinated Debt. The holders of the Subordinated Notes or the holders of the Holdings Debentures assert in a legal proceeding (or any Governmental Authority with applicable jurisdiction determines) that the Lenders are not either (i) holders of Senior Indebtedness (as defined in the Subordinated Notes) or (ii) holders of Senior Obligations (as defined in the Holdings Debentures), as applicable.

         9.2     ACCELERATION; REMEDIES.

         Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required hereunder) or cured to the satisfaction of the Required Lenders (or the Lenders as may be required hereunder), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:

                 (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

                 (b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by a Credit Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

                 (c) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), they will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the applicable Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

                 (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Agents or the Lenders, which notice or other action is expressly waived by the Credit Parties.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate "creditor" holding a separate "claim" within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

         9.3     ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT.

         Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by an Agent or any Lender on account of amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

                 FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Agents in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Agents with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

                 SECOND, to payment of any fees owed to an Agent or an Issuing Lender;

                 THIRD, to the payment of all reasonable out-of-pocket costs and expenses, (including, without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

                 FOURTH, to the payment of all accrued fees and interest payable to the Lenders hereunder;

                 FIFTH, to the payment of the outstanding principal amount of the Loans and unreimbursed drawings under Letters of Credit, to the payment or cash collateralization of the outstanding LOC Obligations and to any principal amounts outstanding under Hedging Agreements, pro rata as set forth below;

                 SIXTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

                 SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, LOC Obligations and obligations under Hedging Agreements held by such Lender bears to the aggregate then outstanding Loans, LOC Obligations and obligations under Hedging Agreements) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH," "FIFTH" and "SIXTH" above; and (c) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the Issuing Lenders from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FIFTH" and "SIXTH" above in the manner provided in this
Section 9.3.

                                   SECTION 10

                               AGENCY PROVISIONS

         10.1    APPOINTMENT.

         Each Lender hereby designates and appoints NationsBank, N.A. as Administrative Agent and Collateral Agent and Bankers Trust Company as Documentation Agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Agents, as the agents for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agents shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agents. The provisions of this Section are solely for the benefit of the Agents and the Lenders and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions. In performing its functions and duties under this Credit Agreement and the other Credit Documents, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party.

         10.2    DELEGATION OF DUTIES.

         An Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. An Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         10.3    EXCULPATORY PROVISIONS.

         Neither the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct) or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Credit Parties contained herein or in any of the other Credit Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by an Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit

Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower or any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by an Agent to the Lenders or by or on behalf of the Credit Parties to the Agents or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Credit Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders.

         10.4    RELIANCE ON COMMUNICATIONS.

         The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Credit Parties, independent accountants and other experts selected by the Agents with reasonable care). The Agents may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 11.3(b). The Agents shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

         10.5    NOTICE OF DEFAULT.

         An Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Credit Party referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

         Subsequent to an Event of Default and during the continuation thereof, the Administrative Agent shall, if requested by a Lender, conduct a phase I environmental audit, and, where necessary, a phase II environmental audit on any parcel of real estate owned by a Credit

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Party prior to proceeding with foreclosing on any real property of a Credit
Party or exercising voting rights or other remedies with respect to any Pledged Shares (as defined in the Pledge Agreement).

         10.6    NON-RELIANCE ON AGENTS AND OTHER LENDERS.

         Each Lender expressly acknowledges that neither the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agents or any affiliate thereof hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Agents to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Credit Parties which may come into the possession of the Agents or any of their officers, directors, employees, agents, attorneys-in-fact or affiliates.

         10.7    INDEMNIFICATION.

         The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interest of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Credit Party Obligations) be imposed on, incurred by or asserted against an Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by an Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of an Agent. If any indemnity furnished to an Agent for any purpose shall, in the opinion of

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such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Credit Party Obligations and all other amounts payable hereunder and under the other Credit Documents.

         10.8    AGENTS IN THEIR INDIVIDUAL CAPACITY.

         Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Credit Party as though such Agent were not an Agent hereunder. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, an Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though they were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

         10.9    SUCCESSOR AGENT.

         Any Agent may, at any time, resign upon 20 days written notice to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent provided such successor Agent is a Lender hereunder or qualifies under clause (b) of the definition of Eligible Assignee. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 45 days after the notice of resignation, then the retiring Agent shall select a successor Agent provided such successor is a Lender hereunder or qualifies under clause (b) of the definition of Eligible Assignee. Upon the acceptance of any appointment as an Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.


                                   SECTION 11

                                 MISCELLANEOUS

         11.1    NOTICES.

         Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 11.1, or at such other address as such party may specify by written notice to the other parties hereto.

         11.2    RIGHT OF SET-OFF.

         In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and during the continuation thereof, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Credit Parties hereby agree that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 11.3(c) or 3.8 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

         11.3    BENEFIT OF AGREEMENT.

                 (a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign and transfer any of its interests without the prior written consent of all the Lenders; and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in Section 11.3. Notwithstanding the above, nothing herein shall restrict, prevent or prohibit any Lender from (A) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, (B) granting assignments or participations in such Lender's Loans and/or Commitments hereunder to its parent company and/or to any Affiliate of such Lender or to any existing Lender or Affiliate thereof, provided that the Issuing Lenders shall be notified of any such assignment or participation, or (C) with the prior consent of the Borrower and the Administrative Agent and in compliance with all applicable laws, pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors to secure such Lender's obligations to such investors.

                 (b) Assignments. In addition to the assignments permitted by Section 11.3(a), each Lender may, with the prior written consent of the Borrower, the Issuing Lenders (subject to the limitations set forth below) and the Administrative Agent (provided that no consent of the Borrower shall be required during the existence and continuation of an Event of Default), which consents shall not be unreasonably withheld or delayed (it being understood that the Borrower may refuse to consent to an assignment to a potential competitor of the Borrower), assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of Exhibit 11.3 to one or more Eligible Assignees; provided that (i) any such assignment shall be in a minimum aggregate amount of $5,000,000 of the Commitments and in integral multiples of $1,000,000 above such amount (or the remaining amount of Commitments held by such Lender) and (ii) each such assignment shall be of a constant, not varying, percentage of all of the assigning Lender's rights and obligations under the Commitment being assigned. Any assignment hereunder shall be effective upon satisfaction of the conditions set forth above and delivery to the Administrative Agent of a duly executed assignment agreement together with a transfer fee of $3,500 payable to the Administrative Agent for its own account. The consent of an Issuing Lender hereunder shall only be required in connection with an assignment of all or a portion of the Revolving Committed Amount, and each Issuing Lender hereby agrees it will consent to any assignee that is a commercial bank that (A) is rated B/C or better by Thompson Bankwatch and (B) has assets in excess of $1,000,000,000. Upon the effectiveness of any such assignment, the assignee shall become a "Lender" for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned. Along such lines the Borrower agrees that upon notice of any such assignment and surrender of the appropriate Note or Notes, it will promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note or Notes (but with notation thereon that it is given in substitution for and replacement of the original Note or Notes or any replacement notes thereof).

         By executing and delivering an assignment agreement in accordance with this Section 11.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignor and assignee each represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Agents by the terms or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

                 (c) Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender's interests and obligations hereunder; provided that (i) such selling Lender shall remain a "Lender" for all purposes under this Credit Agreement (such selling Lender's obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the participant is participating or increase any Commitments with respect thereto, (B) postpone the date fixed for any payment of principal (including the extension of the final maturity of any Loan or the date of any mandatory prepayment), interest or fees in which the participant is participating, or (C) release all or substantially all of the collateral or guaranties (except as expressly provided in the Credit Documents) supporting any of the Loans or Commitments in which the participant is participating, (iii) sub-participations by the participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) shall be prohibited and (iv) any such participations shall be in a minimum aggregate amount of $5,000,000 of the Commitments and in integral multiples of $1,000,000 in excess thereof. In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant's rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, however, that such participant shall be entitled to receive additional amounts under Sections 3.9, 3.12, 3.13 and 3.14 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefit of such cost protection provisions; provided that any participant seeking reimbursement under Sections 3.9, 3.12, 3.13 or 3.14 shall comply with the obligations imposed on a Lender by each such Section.

                 (d) Registration. The Administrative Agent, acting for this purpose solely on behalf of the Borrower, shall maintain a register (the "Register") for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder for all purposes of this Credit Agreement and the other Credit Documents, notwithstanding notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         11.4    NO WAIVER; REMEDIES CUMULATIVE.

         No failure or delay on the part of an Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any Credit Party and the Agents or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agents or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Lenders to any other or further action in any circumstances without notice or demand.

         11.5    PAYMENT OF EXPENSES; INDEMNIFICATION.

         The Credit Parties agree to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent and the Issuing Lenders in connection with (A) the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, special counsel to the Administrative Agent, the fees and expenses of counsel for the Administrative Agent in connection with collateral issues or foreign issues and the fees and expenses of counsel to an Issuing Lender in connection with amendments to the Existing Letters of Credit), and (B) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Credit Agreement and (ii) the Agents and the Lenders (during the existence of an Event of Default) in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to therein, including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agents and each of the Lenders, and (B) any bankruptcy or insolvency proceeding of a Credit Party of any of its Subsidiaries and (b) indemnify each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to (i) the entering into and/or performance of any Credit Document or the use of proceeds of any Loans

(including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified), (ii) any Environmental Claim and (iii) any claims for Non-Excluded Taxes.

         11.6    AMENDMENTS, WAIVERS AND CONSENTS.

         Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

                 (a) extend the scheduled maturities (including the final maturity) of any Loan or extend or waive any Principal Amortization Payment of any Loan or any portion thereof;

                 (b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

                 (c)      reduce or waive the principal amount of any Loan;

                 (d) increase or extend the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender); provided that the Tranche B Term Loan Committed Amount may be increased in accordance with Section 2.4.

                 (e) release all or substantially all of the Collateral securing the Credit Party Obligations hereunder (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Credit Party in conformance with Section 8.5);

                 (f) release the Borrower from its obligations or release all or substantially all of the other Credit Parties from their respective obligations under the Credit Documents;

                 (g) amend, modify or waive any provision of this Section or Section 3.4(a), 3.4(b)(i), 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12,
         3.13, 3.14, 5.2, 9.1(a), 9.3, 11.2, 11.3 or 11.5;

                 (h) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; or

                 (i) consent to the assignment or transfer by the Borrower (or another Credit Party) of any of its rights and obligations under (or in respect of) the Credit Documents.

Any amendment to Section 3.3(b) or any of the defined terms contained in such
Section 3.3(b) shall be effective upon the written consent of the Required Lenders.

No amendment or change that affects the application of prepayments pursuant to
Section 3.3(c) or the allocation of payments between the Tranche A Term Loans and Tranche B Loans shall be effective unless Lenders holding in the aggregate at least 51% of the outstanding Tranche A Terms Loans and at least 51% of the Tranche B Term Loans shall consent to such amendment or change in allocation of payments.

No provision of Section 10 may be amended without the consent of the Administrative Agent. No provision affecting an Issuing Lender's rights to (a) reimbursement or indemnity under Section 2.2 or (b) any fronting fee under
Section 3.4(b)(ii) may be amended without the consent of such Issuing Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of
Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

         11.7    COUNTERPARTS/TELECOPY.

         This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

         11.8    HEADINGS.

         The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

         11.9    DEFAULTING LENDER.

         Each Lender understands and agrees that if such Lender is a Defaulting Lender then notwithstanding the provisions of Section 11.6 it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

         11.10   SURVIVAL OF INDEMNIFICATION AND REPRESENTATIONS AND
                 WARRANTIES.

         All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit and the repayment of the Loans, LOC Obligations and other obligations and the termination of the Commitments hereunder. This Credit Agreement shall terminate upon the termination of all the Commitments and the repayment in full of the aggregate outstanding principal amount of all Loans, LOC Obligations, all interest accrued thereon, and all fees and expenses and other amounts due and payable under the Credit Agreement; provided, however, notwithstanding the foregoing all obligations of the Credit Parties that expressly survive the termination of this Credit Agreement shall continue to remain in full force and effect following the termination of this Credit Agreement.

         11.11   GOVERNING LAW; JURISDICTION.

                 (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (other than the Mortgage Documents which are governed by the laws of the State where the real property is located that is covered by such Mortgage Document). Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of North Carolina or of the United States for the Western District of North Carolina, and, by execution and delivery of this Credit Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Credit Party in any other jurisdiction. Each Credit Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided that nothing in this Section 11.11(a) is intended to impair a Credit Party's right under applicable law to appeal or seek a stay of any judgment.

                 (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         11.12   WAIVER OF JURY TRIAL.

         EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         11.13   TIME.

         All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

         11.14   SEVERABILITY.

         If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

         11.15   FURTHER ASSURANCES.

         The Credit Parties agree, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Credit Agreement and the other Credit Documents, including, but not limited to, such actions as are necessary to ensure that the Lenders have a perfected security interest in the Collateral subject to no Liens other than Permitted Liens.

         11.16   ENTIRETY.

         This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

         11.17   BINDING EFFECT.

         This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by each of the Credit Parties and the Agents, and the Agents shall have received copies (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender (including the Issuing Lenders), and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Agents and each Lender and their respective successors and assigns. Upon this Credit Agreement becoming effective, the Prior Credit

Agreement shall be deemed terminated and the Credit Parties and the lenders party to the Prior Credit Agreement shall no longer have any obligations thereunder (other than those obligations in the Prior Credit Agreement that expressly survive the termination of the Prior Credit Agreement).

         11.18   ACKNOWLEDGMENTS.

         The Credit Parties hereby acknowledge that:

                 (a) they have discussed with counsel the terms of this Credit Agreement and the other Collateral Documents;

                 (b) neither the Agents nor any Lender has any fiduciary relationship with or fiduciary duty to any of the Credit Parties arising out of or in connection with this Credit Agreement or any of the other Credit Documents, and the relationship between the Agents and the Lenders, on the one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                 (c) no joint venture or partnership is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Credit Parties and the Lenders or among the Credit Parties and the Administrative Agent.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                               IPC, INC.
                                        a Delaware corporation

                                        By:
                                           ------------------------------------
                                           Name:   Richard R. Cote
                                           Title:  Vice President and Treasurer

GUARANTORS:                             IVEX PACKAGING CORPORATION
                                        a Delaware corporation

                                        IVEX PAPER MILL CORPORATION
                                        a Delaware corporation

                                        IPMC HOLDING CORPORATION
                                        a Delaware corporation

                                        IPMC, INC.
                                        a Delaware corporation

                                        VALLEY EXPRESS LINES, INC.
                                        a Delaware corporation

                                        KAMA OF ILLINOIS CORPORATION
                                        a Delaware corporation

                                        PACKAGING PRODUCTS, INC.
                                        a Delaware corporation

                                        CFI INDUSTRIES, INC.
                                        a Delaware corporation

                                        CFI RECYCLING, INC.
                                        a Delaware corporation

                                        PLASTOFILM INDUSTRIES, INC.
                                        a Delaware corporation

                                        TRIO PRODUCTS, INC.
                                        a Delaware corporation

                                        By:
                                           ------------------------------------
                                           Name:   Richard R. Cote
                                           Title:  Vice President and Treasurer
                                                   of each of the above named
                                                   Guarantors

Signature Page to Amended and Restated Credit Agreement, dated as of October 2, 1997, among IPC, Inc., as Borrower, Ivex Packaging Corporation and the Domestic Subsidiaries of IPC, Inc., as Guarantors, the Lenders party thereto, NationsBank, N.A., as Administrative Agent and Bankers Trust Company, as Documentation Agent.

LENDERS:

                                        NATIONSBANK, N.A.,
                                        individually in its capacity as a
                                        Lender and in its capacity as
                                        Administrative Agent and Collateral
                                        Agent

                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------


                                        BANKERS TRUST COMPANY,
                                        individually in its capacity as a
                                        Lender and in its capacity as
                                        Documentation Agent

                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------